Filed Pursuant to Rule 424(b)(3)

Registration No. 333-214120

PRICING SUPPLEMENT NO. 2014—CMTNG0219/A/4± DATED JANUARY 5, 2017
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS EACH DATED OCTOBER 14, 2016)
MEDIUM-TERM SENIOR NOTES, SERIES G

CITIGROUP INC.

$100,000,000† C-Tracks Exchange-Traded Notes Miller/Howard Strategic Dividend Reinvestor
Due September 16, 2024

The C-Tracks Exchange-Traded Notes Miller/Howard Strategic Dividend Reinvestor, which we refer to as the C-Tracks, are unsecured senior debt securities issued by Citigroup Inc. The C-Tracks are designed for investors who seek exposure to the performance of the Miller/Howard Strategic Dividend Index Total Return (the “Index”), reduced by an accrued investor fee, as described below. Accordingly, the C-Tracks offer a payment at maturity or early redemption that may be greater than, equal to or less than the stated principal amount of the C-Tracks depending on the performance of the Index and certain other factors that may impact the value of the C-Tracks, as described below and under “Risk Factors Relating to the C-Tracks” in this pricing supplement. In order to obtain the exposure to the performance of the Index that the C-Tracks provide, investors in the C-Tracks must be willing to accept the risks that (i) you may lose some or all of your investment, (ii) beginning September 16, 2015, we may redeem the C-Tracks at any time for an amount based on the value of the C-Tracks at that time and (iii) you may not receive any payment due under the C-Tracks if we default on our obligations. You will have the option to require us to redeem your C-Tracks at any time for an amount based on the value of the C-Tracks at that time, subject to a minimum redemption amount of 50,000 C-Tracks and the notice requirements described below. All payments on the C-Tracks are subject to the credit risk of Citigroup Inc.

The C-Tracks have been listed on the NYSE Arca under the ticker symbol “DIVC.” To the extent that an active secondary market in the C-Tracks exists, we expect that investors will purchase and sell the C-Tracks primarily in this secondary market. We are not obligated to maintain the listing of the C-Tracks for the term of the C-Tracks. There can be no assurance that an active secondary market will exist at any time.

Investing in the C-Tracks involves significant risks. See “Risk Factors Relating to the C-Tracks” beginning on page PS-1.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the C-Tracks or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The C-Tracks are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc. The C-Tracks are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

± This amended and restated pricing supplement amends and restates and supersedes Pricing Supplement No. 2014—CMTNG0219 dated September 12, 2014, Pricing Supplement No. 2014—CMTNG0219/A/1 dated September 16, 2014, Pricing Supplement No. 2014—CMTNG0219/A/2 dated June 16, 2015 and Pricing Supplement No. 2014—CMTNG0219/A/3 dated November 7, 2016. We refer to this amended and restated pricing supplement as the “pricing supplement”.

†Reflects the aggregate stated principal amount of C-Tracks issued and outstanding as of the date of this pricing supplement, which includes

$1,976,225 in stated principal amount of C-Tracks (79,049 C-Tracks) outstanding and held by the public and $98,023,775 in stated principal amount of C-Tracks (3,920,951 C-Tracks) outstanding and held by our affiliate Citigroup Global Markets Inc. (“CGMI”) as of January 4, 2017.

We announced on June 15, 2015 that we do not intend to issue any additional C-Tracks. However, CGMI may continue to sell any C-Tracks that it now holds or in the future may acquire. These include C-Tracks issued by us prior to June 15, 2015 and not yet sold to the public as well as C-Tracks previously issued by us that CGMI may repurchase from the public from time to time. The market value of the C-Tracks may be influenced by, among other things, supply and demand for the C-Tracks. It is possible that the discontinuance of further issuances of the C-Tracks by us may influence the market value of the C-Tracks. Due to market supply and demand, the price of the C-Tracks may trade at a premium above their closing or intraday indicative value. Any such premium may subsequently decrease at any time and for any reason, resulting in financial loss to sellers who paid this premium. Investors should always consult their financial advisors before purchasing or selling the C-Tracks, especially C-Tracks with premium characteristics. Our discontinuance of further issuances of C-Tracks does not affect the terms of the outstanding C-Tracks, including the right of investors to require us to redeem the C-Tracks on the terms, and subject to the limitations, described in this pricing supplement, and our right to redeem the C-Tracks at a price based on their closing indicative value in the circumstances and at the times described in this pricing supplement. See “Risk Factors Relating to the C-Tracks—Risks Relating to the C-Tracks Generally—There is a significant risk that we will exercise our right to redeem outstanding C-Tracks prior to January 1, 2020.”

CGMI may sell C-Tracks to investors and to affiliated and unaffiliated dealers, who may in turn offer and sell C-Tracks to investors, in each case as principal at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will not pay any commissions or underwriting fees to CGMI or to any other affiliated or unaffiliated dealers. With respect to each C-Track sold to investors, CGMI and other affiliates of ours will be entitled to receive the investor fee and any redemption charge. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the C-Tracks declines.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Key Terms

Issuer:	Citigroup Inc.
Index:	The Miller/Howard Strategic Dividend Index Total Return (Ticker: “MHDT <INDEX>”). The Index is designed to track the performance of 30 equally weighted stocks traded on U.S. exchanges selected quarterly pursuant to rules based upon certain quantitative fundamental factors, including dividend yield, expected growth of dividend yield, market valuation relative to book value, return on invested capital relative to price-to-earnings ratio and trailing 26-week stock price momentum. The Index sponsor is Miller/Howard Strategic Indexes, LLC. We refer to the stocks included in the Index as “Index constituents.” Cash dividends paid by the Index constituents are notionally reinvested in the Index. For additional information, see “Description of the Index” in this pricing supplement.
Stated principal amount:	$25.00 per C-Track
CUSIP / ISIN:	17322H149 / US17322H1499
Listing:	The C-Tracks have been listed on the NYSE Arca under the ticker symbol “DIVC.” To the extent that an active secondary market in the C-Tracks exists, we expect that investors will purchase and sell the C-Tracks primarily in this secondary market. We are not obligated to maintain the listing of the C-Tracks for the term of the C-Tracks. There can be no assurance that an active secondary market will exist at any time.
Inception date:	September 11, 2014
Original issue date:	September 16, 2014
Maturity date:	September 16, 2024, unless earlier redeemed at your or our option, as described below
Payment at maturity:	Unless earlier redeemed, for each $25.00 stated principal amount C-Track you then hold, you will receive a cash payment at maturity equal to the closing indicative value of the C-Tracks on the final valuation period end date.
Closing indicative value:	For any calendar day, (i) the C-Tracks current value on that day minus (ii) the accrued investor fee on that day. The closing indicative value is not the closing price or any other trading price of the C-Tracks in the secondary market, and the trading price of the C-Tracks at any time may vary significantly from this value. On January 4, 2017, the closing indicative value is $30.36 per $25.00 stated principal amount C-Track.
Final valuation period:	The consecutive observation day period commencing on, and including, the final valuation period start date and ending on, and including, the final valuation period end date
Final valuation period start date:	September 6, 2024, subject to postponement for non-observation days
Final valuation period end date:	September 11, 2024, subject to postponement for non-observation days
C-Tracks current value:

Set to $25.00 on the inception date.

•       For each calendar day thereafter prior to the final valuation period or the issuer redemption valuation period, as applicable, the C-Tracks current value on the immediately preceding calendar day multiplied by the daily return factor on the current calendar day; and

•       For each calendar day during the final valuation period or issuer redemption valuation period, as applicable, the sum of (a) the index exposure and (b) the notional cash amount.

If the C-Tracks undergo any split or reverse split, the C-Tracks current value will be adjusted accordingly.

Daily return factor:	For any calendar day, the closing level of the Index on that day, divided by the closing level of the Index on the immediately preceding calendar day. The closing level of the Index on any day that is not a trading day will be deemed to be the same as on the immediately preceding trading day and, during the final valuation period or issuer redemption valuation period, as applicable, the closing level of the Index on any trading day that is not an observation day will be deemed to be the same as on the immediately preceding observation day.
Index exposure:	For each observation day during the final valuation period or the issuer redemption valuation period, as applicable, the product of (i) the index exposure on the immediately preceding observation day (or, in the case of the final valuation period start date or issuer redemption valuation period start date, as applicable, the C-Tracks current value on the immediately preceding observation day) multiplied by the daily return factor on the current observation day and (ii) a fraction equal to (a) the number of scheduled observation days left in the final valuation period or issuer redemption valuation period, as applicable, excluding the current observation day divided by (b) the number of scheduled observation days left in the final valuation period or issuer redemption valuation period, as applicable, including the current observation day. The index exposure on any day that is not an observation day will be deemed to be the same as on the immediately preceding observation day.
Notional cash amount:	For each observation day during the final valuation period or the issuer redemption valuation period, as applicable, the sum of (i) the notional cash amount on the immediately preceding observation day (or, in the case of the final valuation period start date or issuer redemption valuation period start date, as applicable, $0.00) and (ii) the index exposure on the immediately preceding observation day (or, in the case of the final valuation period start date or issuer redemption valuation period start date, as applicable, the C-Tracks current value on the immediately preceding observation day) multiplied by the daily return factor on the current observation day divided by the number of scheduled observation days left in the final valuation period or issuer redemption valuation period, as applicable, including the current observation day. The notional cash amount on any day that is not an observation day will be deemed to be the same as on the immediately preceding observation day.
Accrued investor fee:

Set to $0.00 on the inception date. For each calendar day thereafter, (i) the accrued investor fee on the immediately preceding calendar day, plus (ii)(a) 0.70% multiplied by (b) the closing indicative value on the immediately preceding calendar day divided by (c) 365. If the C-Tracks undergo any split or reverse split, the accrued investor fee will be adjusted accordingly.

Because the accrued investor fee reduces the amount of your return at maturity or upon redemption, and in addition the redemption charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the amount of your initial investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the accrued investor fee (and, in the case of early redemption at your option, the redemption charge), or if the level of the Index decreases, you will receive less than your initial investment at maturity or upon redemption.
Business day:	A day, as determined by the C-Tracks calculation agent, that is not a Saturday, a Sunday or a day on which the banking institutions or trust companies in the City of New York are closed
Trading day:	A day, as determined by the C-Tracks calculation agent, on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange (including NYSE Arca and NYSE Amex), NASDAQ Global Select Market, NASDAQ Select Market and NASDAQ Capital Market
Observation day:	Each trading day on which no market disruption event has occurred or is continuing
Closing level of the Index:	The closing level of the Index published by the Index calculation agent at the regular weekday close of trading on any trading day, calculated as described under “Description of the Index.” The closing level of the Index on any day that is not a trading day will be deemed to be the same as on the immediately preceding trading day. The closing level of the Index on the inception date was 100.69.
Early redemption at your option:	Subject to the notification and minimum redemption requirements set forth herein, you may submit your C-Tracks for redemption on any redemption date during the term of the C-Tracks. If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the closing indicative value of the C-Tracks on the valuation date following the business day on which we receive an investor’s notice of redemption by 4:00 pm, New York City time, minus the redemption charge of 0.10%. You must submit for redemption at least 50,000 C-Tracks at one time to exercise your redemption right on any holder redemption date.
Redemption charge:	A one-time charge imposed upon early redemption at your option, equal to 0.10%, multiplied by the closing indicative value on the applicable valuation date
Redemption date:	In the case of redemption at your option, the third business day following any applicable valuation date. The final redemption date will be the third business day following the valuation date that is on the final valuation period end date or issuer redemption valuation period end date, as applicable. In the case of a redemption at our option, the seventh business day immediately following the issuer redemption valuation period start date
Valuation date:	Each trading day from, and including, the inception date up to, and including, the final valuation period end date or issuer redemption valuation period end date, as applicable, subject to postponement for market disruption events
Early redemption at our option:	Beginning September 16, 2015, we may call the C-Tracks for redemption, in whole and not in part on any redemption date during the term of the C-Tracks. If we redeem the C-Tracks, you will receive on the applicable redemption date a cash payment per C-Track equal to the closing indicative value of the C-Tracks on the issuer redemption valuation period end date.
Issuer redemption valuation period:	The consecutive observation day period commencing on, and including, the issuer redemption valuation period start date and ending on, and including, the issuer redemption valuation period end date
Issuer redemption valuation period start date:	The first observation day of the issuer redemption valuation period as specified in the issuer redemption notice, subject to postponement for non-observation days
Issuer redemption valuation period end date:	The earlier of (a) the scheduled observation day as specified in the issuer redemption notice, (b) the fifth observation day during the period commencing on, and including, the issuer redemption valuation period start date and (c) the sixth business day immediately following the issuer redemption valuation period start date
C-Tracks calculation agent:	Citigroup Global Markets Inc. (“CGMI”)
Index calculation agent:	Chicago Board Options Exchange® (“CBOE®”)
Index sponsor:	Miller/Howard Strategic Indexes, LLC

RISK FACTORS RELATING TO THE C-TRACKS

Risks Relating to the C-Tracks Generally

You may lose some or all of your investment in the C-Tracks.

Unlike conventional debt securities, the C-Tracks do not provide for the repayment of a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the closing indicative value of the C-Tracks on the final valuation period end date, and your payment upon earlier redemption will depend on the closing indicative value of the C-Tracks on the issuer redemption valuation period end date or other applicable valuation date, as applicable. In the event of an early redemption at your option, the applicable closing indicative value will also be reduced by a redemption charge. The closing indicative value of the C-Tracks will depend on the performance of the Index minus the accrued investor fee. Because the accrued investor fee reduces the amount of your return at maturity or upon redemption, and in addition the redemption charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the amount of your initial investment at maturity or upon earlier redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the accrued investor fee (and, in the case of early redemption at your option, the redemption charge), or if the level of the Index decreases, you will receive less than the amount of your initial investment at maturity or upon earlier redemption. You may lose up to all of your investment in the C-Tracks. You should not invest in the C-Tracks if you are unable or unwilling to bear the risk of losing a significant portion or all of your investment in the C-Tracks.

The C-Tracks do not provide for interest payments.

Unlike conventional debt securities, the C-Tracks do not provide for interest payments. You should not invest in the C-Tracks if you seek interest payments over the term of the C-Tracks.

The C-Tracks may not be a suitable investment for you.

The C-Tracks are not suitable for all investors. You should consult your tax and other financial advisors in connection with any investment in the C-Tracks in light of your specific investment objectives, risk tolerance and financial resources. The C-Tracks may not be a suitable investment for you if you:

•	are not willing to be exposed to the potential for significant daily fluctuations in the level of the Index and value of the C-Tracks;

•	are not willing to be exposed to the potential for a significant decline in the level of the Index and value of the C-Tracks over time;

•	are not willing to accept the risk that, beginning September 16, 2015, we may redeem the C-Tracks on any business day prior to maturity;

•	seek interest payments;

•	seek a guaranteed return of principal;

•	seek the assurance of a liquid market for the C-Tracks;

•	seek exposure to the broader U.S. equity markets as a whole, rather than the 30 Index constituents;

•	believe the Index will perform adversely or insufficiently beneficially to offset the impact of the accrued investor fee during the term of the C-Tracks (and in the case of an early redemption at your option, the redemption charge);

•	prefer the lower risk and more predictable returns of fixed income investments with comparable maturities and credit ratings; or

•	are unwilling to accept exposure to the credit risk of Citigroup Inc.

The C-Tracks are subject to the credit risk of Citigroup Inc.

You are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the C-Tracks. If Citigroup Inc. defaults on its obligations under the C-Tracks, your investment will be at risk and you could lose some or all of your investment. As a result, the value of the C-Tracks prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in its credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking its credit risk is likely to adversely affect the value of the C-Tracks.

Even if the level of the Index on the final valuation period end date, issuer redemption valuation period end date or other applicable valuation date is greater than it was at the time of your investment, you may receive less than the amount of your initial investment because of the accrued investor fee.

Because the accrued investor fee reduces the amount of your return at maturity and upon an issuer redemption, or the investor fee and the redemption charge reduce the amount of your return upon an early redemption at your option, the Index will need to increase sufficiently from the time you purchased your C-Tracks to compensate for the deduction of fees for you to receive at least the amount of your initial investment at maturity or upon earlier redemption. Therefore, if the Index level does not increase, increases by an amount insufficient to offset the negative effect of the accrued investor fee (and, in the case of optional early redemption, the redemption charge) or decreases, you will receive less than the amount of your initial investment at maturity or upon early redemption at our or your option, as applicable. In addition, since the accrued investor fees for your C-Tracks will be calculated based on the closing level of the Index on each day over the term of the C-Tracks, higher Index closing levels on any date prior to the final valuation period end date, issuer redemption valuation period end date or other applicable valuation date, as applicable, will result in higher accrued investor fees.

To submit your C-Tracks for redemption at your option, you must make the request with respect to at least 50,000 C-Tracks.

Because you must submit for redemption at least 50,000 C-Tracks at one time, if you own fewer than 50,000 C-Tracks, you will not be able to submit them for redemption and will instead have to sell them in the secondary market. There can be no assurance that an active secondary market will exist at any time. If you are able to sell your C-Tracks in a secondary market transaction prior to maturity, we can give you no assurance that the C-Tracks will not trade at a discount from the value an investor would have received upon optional early redemption.

If you are able to avail yourself of the option to redeem prior to maturity because you own and are able to submit for redemption at least 50,000 C-Tracks at one time, you will be required to pay a redemption charge to exercise your right of redemption on any redemption date. Moreover, you may only redeem your C-Tracks on a redemption date if we receive an irrevocable offer for redemption from you by no later than 4:00 p.m., New York City time, on the business day prior to the related valuation date. If we do not receive your irrevocable offer for redemption by 4:00 p.m., New York City time, on the business day prior to the related valuation date (which would be three business days prior to the applicable redemption date), your offer for redemption will not be effective and your C-Tracks will not be redeemed on that redemption date. Your offer for redemption will not be effective until we or our affiliate confirms receipt. The last day that you may submit your irrevocable offer for redemption is the business day prior to the final valuation period end date or the issuer redemption valuation period end date, as applicable. See “Description of the C-Tracks—Early Redemption at Your Option—Redemption Procedures” in this pricing supplement for more information.

You may not be able to offer your C-Tracks for redemption because there may be fewer than 50,000 C-Tracks outstanding at any time.

As of January 4, 2017, there were 79,049 C-Tracks outstanding, excluding C-Tracks held by our affiliates. If the number of C-Tracks outstanding and not held by our affiliates at any one time is fewer than 50,000, you will not be able to avail yourself of the option to redeem prior to maturity.

You will not know the repurchase amount you will receive at the time you elect to request that we repurchase your C-Tracks.

You will not know the repurchase amount you will receive at the time you elect to request that we repurchase your C-Tracks. Because your notice to us to repurchase your C-Tracks is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date, you will not know the repurchase amount until the following business day. We will pay you the repurchase amount, if any, on the applicable repurchase date, which is the third business day following the related valuation date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your C-Tracks, and prior to the applicable repurchase date.

The C-Tracks are subject to our redemption right.

The term of the C-Tracks may be limited by our right to redeem the C-Tracks at our option, in whole and not in part, on any business day beginning September 16, 2015. The amount of cash that you will receive will be based on the closing indicative value of the C-Tracks during the issuer redemption valuation period and may be significantly less than if it were based on a single valuation date if the level of the Index fluctuates or decreases during such period. See “Description of the C-Tracks—Early Redemption at Our Option.” Because the accrued investor fee reduces the amount of your return upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount of your initial investment upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the accrued investor fee, or if the level of that Index decreases, you will receive less than the amount of your initial investment at maturity or upon redemption. In addition, if the C-Tracks are redeemed prior to maturity, you may not be able to reinvest at comparable terms or returns.

See “There is a significant risk that we will exercise our right to redeem outstanding C-Tracks prior to January 1, 2020” below.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the C-Tracks in the secondary market.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the C-Tracks in the secondary market. The closing indicative value on the inception date was set to $25.00 for each $25.00 stated principal amount of C-Tracks. The closing indicative value on each calendar day following the inception date will be equal to: (i) the C-Tracks current value on that day minus (ii) the accrued investor fee on that day.

An intraday indicative value of the C-Tracks that is meant to approximate the intrinsic economic value of the C-Tracks will be calculated and published by CBOE® or a successor over Bloomberg under the ticker symbol “DIVCN.” Although CBOE®, as Index calculation agent, on any business day will calculate and publish the intraday level of the Index and the intraday indicative value of the C-Tracks every 15 seconds, your payment on the C-Tracks at maturity or upon redemption will be determined based on the closing indicative value on the applicable valuation date.

The trading price of the C-Tracks at any time is the price that you may be able to sell your C-Tracks in the secondary market at such time, if one exists. The trading price of any series of the C-Tracks at any time may vary significantly from the intraday indicative value of such C-Tracks at such time. Paying a premium purchase price over the intraday indicative value of the C-Tracks could lead to significant losses in the event the investor sells such C-Tracks at a time when such premium is no longer present in the marketplace or such C-Tracks are redeemed (including at our option), in which case investors will receive a cash payment in an amount equal to the closing indicative value on the final valuation period end date or issuer redemption valuation period end date, as applicable.

The market value of the C-Tracks may be influenced by many unpredictable factors.

The market value of your C-Tracks may fluctuate significantly between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your C-Tracks in the secondary market. We expect that generally the level of the Index will affect the market value of the C-Tracks more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the C-Tracks. Factors that may influence the market value of the C-Tracks include:

•	the market prices of and dividends on the Index constituents;

•	the Index constituents and any changes to those constituents;

•	supply and demand for the C-Tracks, including inventory positions with CGMI or any market-maker, which may fluctuate over time and which include C-Tracks held by CGMI that were issued by us prior to June 15, 2015 and have not yet been sold to the public as well as C-Tracks previously issued by us that CGMI or any market-maker may repurchase from the public from time to time;

•	the accrued investor fee;

•	economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Index or the prices of the Index constituents; and

•	the actual or perceived creditworthiness of Citigroup Inc.

These factors interrelate in complex ways, and the effect of one factor on the market value of your C-Tracks may offset or enhance the effect of another factor.

At maturity or upon earlier redemption at our option, you may receive less cash than expected because the closing level of the Index may fluctuate or decline after the start of the final valuation period or issuer redemption valuation period, as applicable, but before we settle our obligations.

At maturity or if we elect to redeem the C-Tracks, you will be exposed to fluctuations in the closing level of the Index during the final valuation period or issuer redemption valuation period, as applicable, which may negatively affect the amount of cash that you will receive.

In addition, the amount of cash that you will receive at maturity or upon redemption at our option will be determined by reference to the closing indicative value on the final valuation period end date or issuer redemption valuation period end date, as applicable, which will be based on both the index exposure and the notional cash amount. As described in the risk factor immediately below, because of your decreased exposure to the Index over each such period, if the closing level of the Index increases during that period, the amount of cash that you receive will be less than would be expected based on the closing level of the Index at the beginning of the final valuation period or issuer redemption valuation period, as applicable.

Your payment at maturity or upon earlier redemption at our option, is based upon a declining exposure to the Index over a number of observation days.

Your payment at maturity or upon earlier redemption at our option is based upon the sum of the index exposure and notional cash amount determined over the final valuation period or issuer redemption valuation period, as applicable. The calculation of the index exposure and notional cash amount during these periods simulates a proportionate move from index exposure to cash. This means that the return on the C-Tracks will not be based entirely on the Index fluctuations during this period and you will not entirely benefit from any increases in the level of the Index as the notional cash amount increases relative to the index exposure amount. You should understand that the accrued investor fee will continue to accrue on both the index exposure and the notional cash amount over the final valuation period or issuer redemption valuation period, as applicable, even though your potential to benefit from any positive performance of the Index during that time will be based only on the index exposure. Moreover, even for the simulated cash position represented by the notional cash amount, you will not be compensated for any interest or time value of money during this period prior to your receiving the payment upon maturity or earlier redemption.

There may not be an active trading market in the C-Tracks; sales in the secondary market may result in significant losses.

Although we have listed the C-Tracks on the NYSE Arca under the symbol “DIVCN,” no assurance can be given that a secondary market will exist, and even if there is a secondary market, it may not provide significant liquidity. If there is insufficient liquidity in the secondary market, the price at which you would be able to sell your C-Tracks would likely be lower than if an active market existed. In addition, although certain affiliates of Citigroup Inc. may engage in limited purchase and resale transactions in the C-Tracks, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. Furthermore, while we expect that C-Tracks currently held by CGMI may be sold to the public from time to time, we cannot give you any assurance that there will be a demand for them. Therefore, the liquidity in the market could be limited to the number of C-Tracks currently outstanding and held by the public, or fewer, to the extent that any C-Tracks are redeemed or repurchased by us or our affiliates. In addition, we are not required to maintain any listing of the C-Tracks on the NYSE Arca or any other securities exchange.

The liquidity of the market for the C-Tracks may vary materially over time.

The number of C-Tracks outstanding and held by the public as of January 4, 2017 is set forth on the cover page of this pricing supplement. This number could be reduced at any time due to early redemptions submitted by investors of the C-Tracks or market repurchases by our affiliates. Accordingly, the liquidity of the market for the C-Tracks could vary materially over the term of the C-Tracks. While you may elect for us to redeem your C-Tracks prior to maturity, early redemption at your option is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and submit for redemption at least 50,000 C-Tracks at one time to exercise your right for us to redeem your C-Tracks on any applicable redemption date.

We do not intend to issue any additional C-Tracks, which may cause distortions to arise in the market for the C-Tracks.

On June 15, 2015, we announced that we do not intend to issue any additional C-Tracks. It is possible that, as a result of our discontinuance of further issuances of the C-Tracks, an imbalance between supply and demand for the C-Tracks may arise, which could give rise to distortions in the market for the C-Tracks and result in the C-Tracks trading at a significant premium. These distortions could lead to the market price of the C-Tracks differing, perhaps significantly, from the intraday indicative value and closing indicative value of the C-Tracks. If this circumstance occurs, the C-Tracks could become highly volatile and subject to rapid and significant decreases in price independently of the performance of the Index. For example, due to market supply and demand, the price of the C-Tracks may trade at a premium above their intraday indicative value and closing indicative value. Any such premium may subsequently decrease at any time and for any reason, resulting in financial loss to sellers who paid this premium. Investors should always consult their financial advisors before purchasing or selling the C-Tracks, especially C-Tracks with premium characteristics.

Our offering of the C-Tracks does not constitute a recommendation of the Index or its constituents.

You should not take our offering of the C-Tracks as an expression of our views about how the Index to which the C-Tracks are linked will perform in the future or as a recommendation to invest in the Index or its constituents, including through an investment in the C-Tracks. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the C-Tracks, including positions in constituents included in the Index. You should undertake an independent determination of whether an investment in the C-Tracks is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the C-Tracks and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index.

CGMI and other of our affiliates may publish research from time to time relating to the financial markets, the Index or its constituents. Any research, opinions or recommendations provided by CGMI may influence the level of the Index and the value of the C-Tracks, and they may be inconsistent with purchasing or holding the C-Tracks. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the C-Tracks. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the Index, its constituents and the merits of investing in the C-Tracks.

The level of the Index may be affected by our or our affiliates’ hedging and other trading activities.

We expect to hedge our obligations under the C-Tracks through certain affiliated or unaffiliated counterparties, who may take positions directly in the Index constituents or in instruments related to the Index constituents that may affect the level of the Index. We or our counterparties may also adjust this hedge during the term of the C-Tracks and close out or unwind this hedge on or before any applicable valuation date or observation day, which may involve, among other things, our counterparties purchasing or selling such shares or other instruments. Additionally, this hedging activity during the term of the C-Tracks, including on or near any applicable valuation date or observation day, could negatively affect the level of the Index on that day and, therefore, adversely affect any payment owed to you under the C-Tracks. This hedging activity may present a conflict of interest between your interests as a holder of the C-Tracks and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.

CGMI and other of our affiliates may also trade the Index constituents or other instruments related to the Index constituents on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the level of the Index and, therefore, adversely affect the performance of the C-Tracks.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the C-Tracks declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the C-Tracks as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the issuers of the equity securities included in the Index (each, a “relevant issuer”). These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you. Any prospective purchaser of the C-Tracks should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the C-Tracks. We do not make any representation or warranty to any purchaser of the C-Tracks with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the C-Tracks.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the Index. To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the C-Tracks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the C-Tracks.

There are potential conflicts of interest between you and the C-Tracks calculation agent.

Currently, CGMI serves as the C-Tracks calculation agent. It will, among other things, decide the amount to be paid to you on the C-Tracks at maturity or upon redemption. For a more detailed description of the C-Tracks calculation agent’s role see “Description of the C-Tracks—C-Tracks Calculation Agent” in this pricing supplement.

If the Index sponsor or Index calculation agent were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the C-Tracks. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event, or for any other reason, the C-Tracks calculation agent may be required to make a good-faith estimate in its sole discretion of the level of the Index. The circumstances in which the C-Tracks calculation agent will be required to make such a determination are described more fully under “Description of the C-Tracks—C-Tracks Calculation Agent” in this pricing supplement.

The C-Tracks calculation agent will exercise its judgment when performing its functions related to the C-Tracks. For example, the C-Tracks calculation agent may have to determine whether for purposes of calculation of a closing indicative value a market disruption event has occurred or is continuing on an applicable valuation date or at any time during the final valuation period or issuer redemption valuation period. Since these determinations by the C-Tracks calculation agent may affect the market value of the C-Tracks of any series, the C-Tracks calculation agent may have a conflict of interest if it needs to make any such decision.

The U.S. federal tax consequences of an investment in the C-Tracks are uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the C-Tracks, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the C-Tracks are uncertain, and the IRS or a court might not agree with the treatment of the C-Tracks as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the C-Tracks, the tax consequences of ownership and disposition of the C-Tracks might be materially and adversely affected. Moreover, even if the C-Tracks are treated as prepaid forward contracts, certain possible taxable events could cause a holder to recognize gain on a C-Track prior to maturity or earlier disposition. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the C-Tracks. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the C-Tracks, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders may be subject to withholding tax under Section 871(m) in respect of the C-Tracks.

Section 871(m) of the Internal Revenue Code of 1986 (the “Code”) requires withholding in respect of “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments. Regulations applying these rules to “equity linked instruments” are generally effective for instruments issued on or after January 1, 2017. However, under a recent IRS notice, the C-Tracks will not be subject to withholding under Section 871(m) until January 1, 2020. There are uncertainties regarding the application of these rules, particularly in the context of an exchange-traded instrument such as a C-Track.

Even if your C-Tracks were issued prior to 2017, withholding agents may not distinguish between C-Tracks issued prior to 2017 and those issued thereafter, and as a result your C-Tracks may be treated as subject to withholding under Section

871(m). Moreover, if the IRS were to assert that a C-Track is deemed to be terminated and reissued for U.S. federal income tax purposes, the C-Track might lose its “grandfathered” status under Section 871(m) and therefore be subject to withholding beginning in 2018. In either case, the consequences under Section 871(m) may be unclear and are likely to be adverse.

We will not be required to pay any additional amounts in respect of any withholding taxes. You should consult your tax adviser about the possible application of Section 871(m) in your circumstances.

There is a significant risk that we will exercise our right to redeem outstanding C-Tracks prior to January 1, 2020.

Under the Section 871(m) regulations, as modified by an IRS notice, withholding is generally expected to apply to C-Tracks held by Non-U.S. Holders (as defined below in “United States Federal Tax Considerations”) beginning in 2020. There are uncertainties about the application of these rules, particularly in the context of an exchange-traded instrument such as a C-Track. Accordingly, we may exercise our right to redeem the outstanding C-Tracks prior to January 1, 2020. If we exercise our right to redeem the outstanding C-Tracks prior to January 1, 2020, you will be subject to the consequences described above under “—The C-Tracks are subject to our redemption right.”

Any determination to exercise our right to redeem the C-Tracks, or to take any other action or refrain from taking any action in connection with the matters described in this risk factor, will be made by us in our sole discretion. We are not obligated to take your interests into account in making any such determination, and any determination we make may have adverse consequences for you.

Risk Factors Relating to the Index

The Index methodology may not be successful in selecting stocks that have favorable future performance.

The Index methodology selects stocks on a quarterly basis to be included in the Index based on certain quantitative fundamental factors, including dividend yield, expected growth of dividend yield, market valuation relative to book value, return on invested capital relative to price-to-earnings ratio and trailing 26-week stock price momentum.  The Index methodology assumes that these factors will identify stocks that are likely to have favorable future performance, taking into account dividends as well as stock price.  However, there can be no assurance that this will be the case.  In fact, the efficient market hypothesis is a well-known theory in academic financial literature that states it is impossible to choose investments that outperform the market, because the market is efficient and current asset prices reflect all available relevant information.  As a result, future asset prices will only change from current asset prices as a result of new information.  Because it is impossible to predict what new information will become available, it is impossible to predict future asset prices.  If true, the efficient market hypothesis implies that the fundamental factors used by the Index methodology should not be accurate predictors of a stock’s future performance.  If the efficient market hypothesis is true, the Index may perform no better than a random allocation among all eligible stocks.

The Index is subject to risks associated with dividend-paying stocks.

The Index is composed of dividend-paying stocks with above-average dividend yields.  Companies that pay above-average dividends are typically thought to do so because they have less growth potential than companies that reinvest profits in their businesses rather than pay dividends.  Companies with lower growth potential may lag the performance of the broader U.S. equity markets, particularly in bull markets.  Consequently, the Index may underperform other measures of U.S. equity markets performance, perhaps significantly.

Dividend-paying stocks are also subject to interest rate risk.  Stocks with above-average dividend yields typically attract investors looking for periodic income.  If interest rates rise, interest-bearing investments such as bonds may become more attractive relative to dividend-paying stocks, which may lead investors to sell dividend-paying stocks in order to buy bonds instead.  Such behavior could cause the market price of dividend-paying stocks to fall.  Accordingly, one risk of an investment linked to dividend-paying stocks is that interest rates will rise, causing the market price of dividend-paying stocks to fall.

In addition, dividend-paying stocks are subject to risks that affect the U.S. equity markets broadly.  If there is a general downturn in U.S. equity markets, dividend-paying stocks are likely to be adversely affected.  In periods of economic decline, companies that previously paid dividends may cease to do so, which may independently put downward pressure on their stock prices.  Accordingly, in economic downturns, dividend-paying stocks may be especially hard hit, as the failure to pay dividends may exacerbate the stock price decline that resulted from the general market downturn.

Even if the Index methodology successfully identifies stocks that will have favorable future performance, the quarterly rebalancing of the Index will limit the Index’s potential exposure to that performance.

The Index methodology is designed to select stocks with above-average dividend yields but below-average market valuations, as measured relative to book value and relative to return on invested capital and earnings, as described under “Description of the Index” below.  The underlying premise is that stocks with relatively low market valuations, based on these measures, are undervalued by the market and will appreciate in price once the market recognizes their true value.  That may not happen, however, as discussed in the next risk factor.  Moreover, even if it does happen for any given Index constituent, it may not happen within the three-month period of time in which the Index will have exposure to that Index constituent.  At each quarterly rebalancing, a new set of Index constituents is chosen, and it is possible that none of the stocks included in the Index in one quarter will continue to be included in the Index for the next quarter.  Accordingly, the Index may successfully select undervalued stocks that will experience future appreciation, but the Index may not continue to have exposure to those stocks when that appreciation finally occurs.

The Index methodology attempts to select stocks with relatively low market valuations, and those stocks may have heightened risks.

The Index methodology is designed to select stocks with above-average dividend yields but below-average market valuations, as measured relative to book value and relative to return on invested capital and earnings, as described under “Description of the Index” below.  Stocks with relatively low market valuations may have relatively low valuations because of heightened risks facing those companies, which are not captured in the measures of book value and return on invested capital used by the Index.  Similarly, stocks with high dividend yields may have high dividend yields because of low market valuations or because they must pay higher dividends to compensate investors for their relatively greater risks, or for both reasons. If the market is efficient, relatively low market valuations should not be the result of mispricing by the market, but rather should reflect the market’s assessment of stocks’ true value, taking into account all available information.  Unlike the Index methodology, which selects stocks based solely on the criteria set forth under “Description of the Index” below, the market valuation is based on the full set of public information relating to each underlying company.  Accordingly, the Index may not select stocks that are undervalued because of market mispricing, but rather stocks that have low market valuations because of heightened risks, which may result in adverse Index performance.

The measures of the fundamental factors used to select the Index constituents may be subject to distortions and errors and may fail to measure what they seek to measure.

The Index methodology seeks to identify stocks with above-average dividend yields, below-average market valuations (as measured relative to book value and relative to return on invested capital and earnings) and relatively high trailing 26-week stock price momentum.  The Index seeks to achieve this through the use of the measures described under “Description of the Index” below, as observed on each quarterly Selection Date.  These measures are subject to distortions and errors and, as a result, may not measure what they are intended to measure.

For example, estimated return on invested capital and expected growth of dividend yield are based on estimates of future earnings and dividends, respectively.  Because these measures are based on analyst expectations about the future, they may be wrong for a variety of reasons, including the reason that it is impossible for anyone to predict the future.  In addition, these measures only represent the estimates of the particular analysts whose estimates are reflected in the applicable Bloomberg field. Accordingly, they may be less accurate than other analysts’ estimates and may not be representative of the consensus views of the analyst community. In particular, expected growth of dividend yield is based on the estimates of analysts employed by Bloomberg, who take into account other analysts’ estimates only as one among a number of subjectively applied factors. There can be no assurance that the analyst estimates utilized by the Index methodology will be accurate predictors of the future or accurate representations of analysts’ views generally.

Similarly, the fact that a stock had favorable trailing 26-week stock price momentum may not be an indication of its future performance.  This may be the case for the reason that past performance is no indication of future performance, or because of a one-time factor, such as merger speculation, that is not likely to be repeated in the future. The momentum factor utilized by the Index methodology will not take into account any such considerations.

Moreover, measures such as book value and earnings may be influenced by many factors that may cause them to fail to be reliable indicators of the true value or profitability of a company.  Book value is based on accounting concepts that are determined according to accounting principles for accounting purposes, and many investors do not look to it as a primary indicator of a company’s true value.  Book value may be highly sensitive to accounting principles and to the accounting decisions made by company management, which may differ among companies.  Accordingly, it may not be comparable across companies and may not be a reliable indicator of a company’s value.  Earnings are also determined based on accounting concepts and may take into account factors for accounting purposes that are not related to a company’s true profitability, such as foreign currency gains or losses, depreciation, amortization and other non-cash items.  Earnings are also subject to temporary distortions as a result of one-time, extraordinary items that are not likely to be repeated in the future.  Although the market valuation of a company is likely to take into account all available information about a company, including whether earnings are affected by one-time items that are not likely to be repeated, the Index will only take into account the limited measures described under “Description of the Index” below.  Accordingly, the Index may identify a stock as undervalued relative to its book value and relative to its return on invested capital when a more complete assessment of the stock would not.

The Index is subject to time lags and may fail to take into account the most recent information or allocate exposure to the Index constituents in a timely manner.

The Index observes the fundamental factors and re-allocates exposure to Index constituents only once per quarter.  During the course of any given quarter, the information that was the basis for selecting the Index constituents for that quarter may change.  For example, one or more Index constituents may cease to pay a dividend, or may experience a sharp drop in earnings, or may experience significant downward momentum.  However, any such Index constituent will not be removed from the Index until the next quarterly Rebalancing Date, except in the limited circumstances described under “Description of the Index—Index Adjustments” below.  In the meantime, the Index may experience a significant decline.

Furthermore, even on a quarterly Selection Date, several of the fundamental factors may be significantly lagged. For example, book value per share is based on data as of the end of a company’s most recent fiscal year. Accordingly, as of any quarterly Selection Date, the book value per share may be as much as one year old and may, therefore, not be an accurate indication of a company’s current book value per share. Similarly, a company’s return on invested capital is calculated using the average of the company’s total invested capital at the end of the most recent fiscal year and at the end of the next preceding fiscal year, which may be significantly outdated at the time of any given Selection Date.

In addition, the trailing 26-week stock price momentum of stocks is measured simply by determining the total return that an investor would have received from buying a stock 26 weeks ago and holding it until the Selection Date.  Because 26 weeks is a relatively long period of time, a stock may show a favorable 26-week return even if it would be shown to be in a decline based on more recent performance.  As a result, the Index may select stocks with downward momentum based on the most recent performance even as it attempts to select stocks with favorable momentum.

The selection of Index constituents is highly dependent on the order in which the fundamental factors are applied and the number of eligible constituents filtered out at each stage of the selection process.

The various fundamental factors used by the Index to select Index constituents do not all influence the selection of the Index constituents equally.  The influence of each factor depends, in a complex way, both on the order in which it is applied and on the number of eligible constituents that it is used to filter out.  For example, dividend yield is an important factor, because stocks must be in the highest four deciles of the Eligible Universe (as described below) in terms of dividend yield in order to be eligible to be Index constituents.  However, it is possible that these four deciles will comprise several hundred stocks. Accordingly, because other factors will be used to narrow the list of Index constituents down to 30, those other factors will also have a significant influence in determining the final Index constituents.  To take another example, stock price momentum is used to narrow the list of Index constituents down from 45 to 30.  Stock price momentum is the final factor, and therefore an important one.  However, because it is only used to filter out 15 stocks, its influence on the final Index constituents may be less than that of other factors.  Because of the complex way in which the various factors are used to determine the final Index constituents, there is no guarantee that the Index constituents will be selected in a way that leads to favorable Index performance.

The Index has limited historical information.

The Index launched on July 2, 2014. Accordingly, the Index has limited historical data. There is no information regarding the actual performance of the Index during any period prior to July 2, 2014 and, therefore, there is no information regarding the actual performance of the Index during any market conditions other than those that have prevailed since July 2, 2014. Furthermore, it is not possible to reconstruct the hypothetical performance of the Index for any period prior to July 2, 2014 because historical information is not available for all of the inputs that the Index uses to select Index constituents on a quarterly basis. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s investment methodology and how the Index would have performed under a variety of market conditions.

There may be significant daily fluctuations in the level of the Index, which will affect the value of the C-Tracks.

It is possible that the actual performance of the Index will be highly volatile in the future, with the potential for significant fluctuations in the daily performance of the Index. Accordingly, the C-Tracks are not designed for investors who are not willing to be exposed to potential significant fluctuations in the level of the Index and, therefore, in the value of their C-Tracks.

The Index differs fundamentally from other widely used benchmarks of U.S. equity markets performance and may not be representative of the performance of the U.S. equity markets in general.

Although the Index is composed of stocks that are also commonly included in certain other widely used benchmarks of U.S. equity markets performance, the Index is fundamentally different from those other benchmark indices because of the manner in which it selects its constituent stocks. The Index is reconstituted on a quarterly basis, and at each such quarterly reconstitution, a new set of constituents are selected to be included in the Index at equal weight based on certain quantitative fundamental factors. Other widely used benchmark indices of U.S. equity markets performance may not select their constituents using the same set of criteria, and may be reconstituted or rebalanced more or less frequently than the Index. In addition, at any given time the Index will be composed of only 30 stocks and the broader U.S. equity markets contains many more stocks. Therefore, other benchmark indices that include more stocks may provide better indications of the performance of the U.S. equity markets in general for the reason that they cover a larger portion of the U.S. equity markets.

The Index sponsor and CBOE® may exercise their judgment in the calculation of the Index and they may adjust the Index in a way that negatively affects the level of the Index, and neither the Index sponsor nor the Index calculation agent has any obligation to consider your interests.

The Index calculation agent is responsible for calculating and maintaining the Index in consultation with the Index sponsor. The Index sponsor and the Index calculation agent may exercise their judgment in the calculation of the Index and they may add, delete or substitute the equity securities included in the Index upon certain events (as described under “Description of the Index—Index Adjustments) or make other methodological changes that could change the level of the Index. For example, the Index sponsor may make a modification to fairly represent the level of the Index or otherwise be consistent with the objectives of the Index in response to any market, regulatory, judicial or other similar circumstances. The Index sponsor may also replace Index constituents with new constituents upon the occurrence of certain corporate events affecting an Index constituent, including a merger or consolidation, spinoff, bankruptcy or delisting. You should realize that changing the equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, the Index calculation agent and the Index sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the C-Tracks. Neither the Index sponsor nor the Index calculation agent has any obligation to consider your interests in calculating or revising the Index.

You have no ownership interests in any of the stocks included in the Index or rights to receive any dividends on, or shares of, the Index constituents.

Investing in the C-Tracks is not equivalent to investing in the Index or any of the Index constituents and it will not make you a holder of any shares in any of the Index constituents. Neither you nor any other holder or owner of the C-Tracks will have any voting rights, any right to receive dividends on or any other rights with respect to the Index constituents and certain corporate events may occur during the term of the C-Tracks that affect a direct holder of the Index constituents, but will not be adjusted for by any of the Index sponsor, the Index calculation agent or the C-Tracks calculation agent. The amount you receive at maturity or earlier redemption will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

You will have no rights against any stock included in the Index or the entities that calculate the Index.

As an owner of the C-Tracks, you will have no rights against any issuer of the equity securities included in the Index, the Index sponsor or the Index calculation agent, even though the amount you receive at maturity or upon earlier redemption will depend, in part, on the level of the Index, and such level is based on the prices of the Index constituents.

The Index calculation agent may, in its sole discretion, discontinue the public disclosure of the intraday levels of the Index and the closing level of the Index.

The Index calculation agent is not under any obligation to continue to calculate the intraday levels of the Index or the closing levels of the Index or to calculate similar levels for any successor index. If the Index calculation agent discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain the listing of the C-Tracks on the relevant securities exchange. If the C-Tracks become delisted, the liquidity of the market for the C-Tracks may be materially and adversely affected and you may sustain significant losses if you sell your C-Tracks in the secondary market.

We are not currently affiliated with the issuer of any stock included in the Index.

To our knowledge, we are not currently affiliated with the issuer of any stock included in the Index. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of the issuer of any Index constituent, including actions that could affect the price of the Index constituents or the value of your C-Tracks. None of the issuers of those Index constituents will have any obligation to consider your interests as a holder of the C-Tracks in taking any corporate actions that might affect the value of your C-Tracks.

In the event we become affiliated with the issuer of any of the stocks included in the Index, we will have no obligation to consider your interests as a holder of the C-Tracks in taking any action with respect to such stock that might affect the value of your C-Tracks.

We are not responsible for any disclosure by any of the Index constituents, the Index sponsor or the Index calculation agent.

To our knowledge, we are not currently affiliated with any Index constituent, the Index sponsor or the Index calculation agent. However, we or our affiliates may currently or from time to time in the future engage in business with the issuers of those Index constituents, the Index sponsor or the Index calculation agent. Nevertheless, neither we nor any of our affiliates independently verified the accuracy or the completeness of any information about the Index or any of the Index constituents disclosed by the Index sponsor, the Index calculation agent or the Index constituents. You, as an investor in the C-Tracks, should make your own investigation into the Index and the Index constituents.

HYPOTHETICAL PAYMENTS ON THE C-TRACKS

Presented below are hypothetical examples showing how the closing indicative value of the C-Tracks is calculated based on hypothetical changes in the closing level of the Index and a hypothetical accrued investor fee.

The examples below are based on a hypothetical initial index level of 100. We have included one example in which the Index has, over time, increased until maturity and one example in which the Index has, over time, decreased until maturity. These examples highlight the behavior of the accrued investor fee in different circumstances. Because the accrued investor fee is calculated on each calendar day during the life of the C-Tracks and is based upon each daily closing indicative value, whereas the hypothetical accrued investor fee shown below is based upon a yearly closing indicative value, the actual accrued investor fee in any scenario shown below will be dependent upon the path taken by the Index to arrive at its ending level and likely will be different (and possibly very different) than the hypothetical accrued investor fee shown below. For example, if the closing level of the Index in a particular year generally remains above the closing level of the Index at the end of the year, the actual accrued investor fee (both in absolute terms and as a percentage of the closing level of the Index at the end of the year) will be greater than the hypothetical accrued investor fee shown below. Conversely, if the closing level of the Index in a particular year generally remains below the closing level of the Index at the end of the year, the actual accrued investor fee (both in absolute terms and as a percentage of the closing level of the Index at the end of the year) will be less than the hypothetical accrued investor fee shown below. The impact of the accrued investor fee on the return on your C-Tracks will increase with the increase in the Index level but will be affected by the overall path of the Index level during the term of your investment.

The following hypothetical examples highlight the behavior of the C-Tracks in different circumstances, but they are not indicative of actual results and are provided for illustrative purposes only. The examples below are not reflective of actual historical results during any period prior to the date of this pricing supplement. The examples below are solely hypothetical, and are provided solely for the purpose of illustrating how the closing indicative value of the C-Tracks is calculated based on hypothetical Index levels and how the accrued investor fee impacts the performance of the C-Tracks. Actual results will vary. All figures in the examples below have been rounded to two decimal places.

Example 1: The closing level of the Index appreciates at a constant rate of 3.0% per year.

Year	Closing Level of the Index	Accrued Investor Fee	C-Tracks Current Value	Closing Indicative Value(1)
0	100.00		$25.00	$25.00
1	103.00	$0.18	$25.75	$25.58
2	106.09	$0.35	$26.52	$26.17
3	109.27	$0.54	$27.32	$26.78
4	112.55	$0.72	$28.14	$27.41
5	115.93	$0.92	$28.98	$28.07
6	119.41	$1.11	$29.85	$28.74
7	122.99	$1.31	$30.75	$29.43
8	126.68	$1.52	$31.67	$30.15
9	130.48	$1.73	$32.62	$30.89
10	134.39	$1.95	$33.60	$31.65

(1) See Example 3 for a hypothetical calculation of the closing indicative value during the final valuation period.

       In this example, over the entire term of the C-Tracks, the total return on the Index is 34.39% and the total return on the C-Tracks (assuming the C-Tracks were bought on the inception date and held until the maturity date) is 26.60%.

Example 2: The closing level of the Index depreciates at a constant rate of 3.0% per year.

Year	Closing Level of the Index	Accrued Investor Fee	C-Tracks Current Value	Closing Indicative Value(1)
0	100.00		$25.00	$25.00
1	97.00	$0.18	$24.25	$24.08
2	94.09	$0.34	$23.52	$23.18
3	91.27	$0.51	$22.82	$22.31
4	88.53	$0.66	$22.13	$21.47
5	85.87	$0.81	$21.47	$20.66
6	83.30	$0.96	$20.82	$19.87
7	80.80	$1.10	$20.20	$19.10
8	78.37	$1.23	$19.59	$18.36
9	76.02	$1.36	$19.01	$17.65
10	73.74	$1.48	$18.44	$16.95

(1) See Example 3 for a hypothetical calculation of the closing indicative value during the final valuation period.

In this example, over the entire term of the C-Tracks, the total return on the Index is -26.26% and the total return on the C-Tracks (assuming the C-Tracks were bought on the inception date and held until the maturity date) is -32.18%.

Example 3: Hypothetical calculation of the closing indicative value during the final valuation period.

Observation Day	Closing Level of the Index	C-Tracks Current Value(1)	Index Exposure(2)	Notional Cash Amount(3)	Accrued Investor Fee	Closing Indicative Value
0	100.00	$25.00	$25.00	$0.00	$1.95	$23.05
1	105.00	$26.25	$17.50	$8.75	$1.95	$24.30
2	110.00	$27.08	$9.17	$17.92	$1.95	$25.13
3	115.00	$27.50	$0.00	$27.50	$1.95	$25.55

(1)	C-Tracks Current Value(t) = Index Exposure(t) + Notional Cash Amount(t)

(2)	Index Exposure(t) = Index Exposure(t-1) × (Closing Level of the Index(t) / Closing Level of the Index(t-1)) × (Number of Observation Days Remaining Exclusive / Number of Observation Days Remaining Inclusive)

(3)	Notional Cash Amount(t) = Notional Cash Amount(t-1) + (Index Exposure(t-1) × (Closing Level of the Index(t) / Closing Level of the Index(t-1)) / Number of Observation Days Remaining Inclusive)

The example above illustrates the daily reduction over the final valuation period of your exposure to the performance of the Index, which is replaced by your exposure to the Notional Cash Amount, assuming the following values on the day before the final valuation period: a hypothetical Index level of 100.00, a hypothetical C-Tracks current value of $25.00 and a hypothetical accrued investor fee of $1.95. The total return on the Index over the final valuation period would have been 15.00%, but due to the daily reduction in your exposure to the Index during that period, the total return on the C-Tracks during the final valuation period would have been 10.85%. The hypothetical calculations shown above would also apply to any issuer redemption valuation period, adjusted for the number of observation days in such valuation period.

DESCRIPTION OF THE INDEX

Overview and Basic Methodology

The Miller/Howard Strategic Dividend Index Total Return (the “Index”) is the total return version of the Miller/Howard Strategic Dividend Index, which is designed to track the performance of 30 stocks traded on U.S. exchanges that are selected quarterly pursuant to the rules described below. The Index accounts for the payment of cash dividends (both ordinary and special) by the constituent stocks by notionally reinvesting the amount of payments into the Index. The Index is a rules-based proprietary index developed by Miller/Howard Strategic Indexes, LLC (the “Index Sponsor”) in consultation with us. The Index Sponsor is an investment firm that provides investment strategies to its institutional and individual clients. The Index Sponsor receives compensation in connection with licensing the Index to third parties, including us. The rules governing the Index (the “Index Rules”) relating to the construction, calculation and maintenance of the Index are available on the Index Sponsor’s website (the “Index Website”). Were this description of the Index to conflict with the Index Rules, the Index Rules would control. The Index was launched on July 2, 2014, with a base level set to 100 as of July 2, 2014.

Information contained on the Index Website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the Index Website.

The Index provides exposure to a portfolio of 30 equally weighted U.S. or non-U.S. based companies whose stocks (or other types of equity interests) are traded on U.S. exchanges. The stocks included in the Index (each such stock, a “Constituent”) are selected quarterly pursuant to rules based on certain quantitative fundamental factors, including dividend yield, expected growth of dividend yield, market valuation relative to book value, return on invested capital relative to price-to-earnings ratio and trailing 26-week stock price momentum, all as more fully described below. Broadly, the Index methodology seeks to identify stocks with above-average dividend yields, below-average market valuations (as measured relative to book value and relative to return on invested capital and earnings) and relatively high trailing 26-week stock price momentum. The Index methodology assumes that these factors will identify stocks that are likely to have favorable future performance, taking into account dividends as well as changes in stock price. However, there can be no assurance that this will be the case. See “Risk Factors Relating to the Index” for important information about the risks associated with the Index.

On each Index Calculation Day (as defined below), the performance of the Index reflects the aggregate performance of its 30 Constituents selected on the immediately preceding quarterly Selection Date (as defined below). On each Selection Date, in order to identify the 30 Constituents to be included in the Index for the following quarterly period, the Index first identifies the Eligible Universe (as described below) of stocks from which the Constituents may be chosen, then ranks the stocks included in the Eligible Universe according to their indicated dividend yield in order to determine the Final Investment Universe (as described below), and finally applies the relevant quantitative fundamental factors as additional filters to the stocks included in the Final Investment Universe to narrow down the list to 30 stocks that will be included in the Index for the next quarterly period. The specific selection criteria based on which the Index selects its 30 Constituents for any quarterly period are set forth in the three steps under “—Index Construction and Maintenance” below. The 30 Constituents selected on each Selection Date will be included in the Index with equal weight on the immediately following Rebalancing Date (as defined below).

There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. Instead, the Index is a mathematical calculation of the performance of the hypothetical portfolio of securities included in the Index at any time, as more fully described under “—Index Construction and Maintenance” below.

Chicago Board Options Exchange® (the “Index Calculation Agent” or “CBOE®”) calculates and publishes the Index. However, the Index Sponsor may, in its sole discretion, appoint an alternative Index Calculation Agent at any time (which may be an affiliate of the Index Sponsor). The Index Calculation Agent will calculate and disseminate intra-day levels of the Index on a real-time basis and closing levels of the Index after market close on each Index Calculation Day on Bloomberg under the ticker symbol “MHDT.” The Index is a total return index, which accounts for the payment of both ordinary and special cash dividends by the Constituents by notionally reinvesting the amount of payments into the Index based on the closing prices of the Constituents on the relevant ex-dividend date. Each of the Index Calculation Agent and the Index Sponsor will make all calculations, determinations, rebalancings and adjustments in respect of the Index in compliance with the Index Rules. In the event of any inconsistency between the Index Calculation Agent’s determinations in respect of the Index and the Index Sponsor’s determinations in respect of the Index, the determinations made by the Index Sponsor will be final and binding in the absence of manifest error.

Index Construction and Maintenance

The Index is reconstituted on a quarterly basis. Each quarterly period, the Index tracks a new set of Constituents that are equally weighted as of the relevant Rebalancing Date. The Constituents to be included in the Index for the next quarterly period are selected after market close on the last Friday of each March, June, September and December (each such day, a “Selection Date;” in the event any scheduled Selection Date is a day on which the NYSE or NASDAQ (each as defined below) is not open for trading during its regular trading session, the relevant Selection Date will be the immediately following day on which the NYSE and NASDAQ are open for trading during their respective regular trading sessions). Rebalancing of the Index is completed and the Index is rolled into a new set of Constituents at market close on the third Index Calculation Day after the relevant Selection Date (each such third Index Calculation Day after a Selection Date, a “Rebalancing Date”). At the end of the day on the second Index Calculation Day after each quarterly Selection Date, the new Constituents selected to be included in the Index will be published on the Index Website. After each quarterly rebalancing, no new Constituents will be chosen and included in the Index until the next quarterly rebalancing (except pursuant to certain events or circumstances as described under “Index Adjustments” below). As the prices of the Constituents of the Index fluctuate between two Rebalancing Dates, the actual weight of the Constituents will also fluctuate until they are reset to equal weight at the next rebalancing.

The data relied on by the Index to select the Constituents on a quarterly basis are generally obtained from Bloomberg, L.P. (“Bloomberg”). Bloomberg is a financial information vendor that is widely used by financial industry professionals. Below, we have included descriptions of a number of Bloomberg “fields”, which are identifying codes that refer to electronic pages where specific information may be obtained from Bloomberg. These descriptions have been obtained from information made available by Bloomberg to its subscribers as of the date hereof, but we have not independently verified its accuracy. Bloomberg is not involved in any way with the Index or the C-Tracks.

Specifically, on each Selection Date, the Constituents to be included in the Index for the next quarterly period are determined pursuant to the steps set forth below.

Step 1: Determining the Eligible Universe

Any equity security that meets the following criteria will be included in the “Eligible Universe”:

1.	It is listed on (a) the New York Stock Exchange (including NYSE Arca and NYSE Amex) (“NYSE”), (b) NASDAQ Global Select Market, (c) NASDAQ Select Market or (d) NASDAQ Capital Market ((b), (c) and (d) collectively, “NASDAQ”).

2.	In each of the two quarterly periods (a “quarterly period” means, for purposes of these selection criteria, a period from and including one Selection Date to and excluding the next Selection Date) preceding the relevant Selection Date, it has paid or is scheduled to pay dividends for which the ex-date occurs during the relevant quarterly period (hereafter, we will refer to such dividends as “paid with respect to” a quarterly period), and, in each of the four quarterly periods preceding the relevant Selection Date, it has not had a decrease in the dividends paid per share with respect to such quarterly period as compared to the immediately preceding quarter. In the case of an equity security that pays an annual dividend, it must have paid or is scheduled to pay dividends for which the ex-date occurs in each of the two preceding annual periods, where each annual period consists of four quarterly periods, and in the case of an equity security that pays a semi-annual dividend, it must have paid or is scheduled to pay dividends for which the ex-date occurs in each of the two preceding semi-annual periods, where each semi-annual period consists of two quarterly periods. In the case of an equity security that pays an annual dividend and in the case of an equity security that pays a semi-annual dividend, for purposes of determining whether there has been any decrease in dividends, the amount of dividends paid with respect to the four quarterly periods preceding the relevant

Selection Date will be compared with the amount paid with respect to the four quarterly periods before the first four quarterly periods.

3.	It is a stock or American depositary receipt.

4.	It does not represent limited partner interests or general partner interests in a master limited partnership, shares of an open-end mutual fund, closed-end fund or exchange-traded fund, or equity interests in a royalty trust, income trust, real estate investment trust or any other pooled investment vehicle.

5.	Its issuer has a current market capitalization of at least $1 billion on the relevant Selection Date, determined based on the data provided by Bloomberg at the field “CUR_MKT_CAP.” Market capitalization is determined by Bloomberg by multiplying a company’s current share price by the number of its shares outstanding, as set forth in its most recent public filings.

6.	It has a three-month average daily trading volume (ADTV) of at least $4 million on the relevant Selection Date, determined based on the data provided by Bloomberg at the field “AVG_DAILY_VALUE_TRADED_3M.”

7.	It has a positive book value per share, determined based on the data provided by Bloomberg at the field “BOOK_VAL_PER_SH” on the relevant Selection Date. Book value per share is calculated by Bloomberg by dividing a company’s total common equity by the number of its shares outstanding. Both figures are determined by Bloomberg as of the end of the company’s most recent fiscal year. Bloomberg does not necessarily obtain a company’s total common equity directly from the company’s financial statements, but rather calculates it pursuant to a formula that is intended to result in a standardized figure across companies. That formula calculates total common equity as share capital (par value) plus additional paid-in capital plus retained earnings, all in respect of common equity.

8.	Excluding any extraordinary or special dividends, it has a zero or positive one-year dividend growth as of the relevant Selection Date. One-year dividend growth is calculated by: (a) for quarterly dividend payers, multiplying the amount of dividends paid with respect to the fifth quarterly period preceding the relevant Selection Date by four and comparing the resulting amount with the amount of dividends paid with respect to the four quarterly periods immediately before the relevant Selection Date and (b) for annual or semi-annual dividend payers, comparing the amount of dividends paid with respect to the four quarterly periods immediately before the relevant Selection Date with the amount paid with respect to the four quarterly periods before the first four quarterly periods. If a quarterly dividend payer has paid dividends more than 1 but less than 5 times during the five quarterly periods immediately preceding the relevant Selection Date, its one-year dividend growth will be zero. The Index Sponsor may waive this criterion if necessary to obtain an Eligible Universe of at least 30 equity securities.

9.	The relevant data about it required by the Index’s selection criteria are accessible from Bloomberg or another widely-used public data source.

We refer to each equity security included in the Eligible Universe pursuant to the above criteria as an “Eligible Constituent.”

Step 2: Determining the Final Investment Universe

Once the Eligible Universe is determined, the Eligible Constituents are ranked according to their indicated dividend yield in order to determine the Final Investment Universe. The “indicated dividend yield” of each Eligible Constituent is determined on each Selection Date based on the data provided by Bloomberg at the field “EQY_DVD_YLD_IND.” Bloomberg calculates the indicated dividend yield of a stock by annualizing the most recently announced ordinary dividend per share and dividing the result by the current market price of the stock.

The Eligible Constituents are ranked from the highest to the lowest based on their indicated dividend yields, and then evenly divided into 10 deciles, with decile 1 representing the 10% of the Eligible Constituents with the lowest yields and decile 10 representing the 10% of the Eligible Constituents with the highest yields. The

Eligible Constituent falling within deciles 7, 8, 9 and 10—that is, the top 40% in terms of indicated dividend yield—are included in the “Final Investment Universe.”

Step 3: Determining the Constituents

Once the Final Investment Universe is determined, the Eligible Constituents included therein are further filtered sequentially by the following quantitative fundamental factors in order to produce the 30 Constituents of the Index for the next quarterly period:

1.	Reducing the Highest Yielding Equities. From the Final Investment Universe, the 350 lowest yielding Eligible Constituents in terms of indicated dividend yield are selected. By selecting the 350 lowest yielding, rather than highest yielding, Eligible Constituents, the Index filters out the stocks with the highest dividends relative to market price. This filter assumes that a very high dividend relative to market price may indicate a troubled or risky company.

2.	Asset Valuation. From the resulting group of 350 Eligible Constituents, the 300 Eligible Constituents with the lowest market valuation relative to their book value per share are selected, with each calculated based on data provided by Bloomberg at the respective fields “PX_LAST” and “BOOK_VAL_PER_SH.” For this purpose, book value per share is calculated in the manner described under Step 1, criterion 7, above.

3.	Profitability. From the resulting group of 300 Eligible Constituents, the 150 most profitable Eligible Constituents are selected, where profitability is measured based on estimated return on invested capital (“ROIC”) relative to price-to-earnings ratio. A company’s estimated ROIC is calculated by (i) multiplying the mean analyst estimate for earnings before interest and taxes (EBIT) over the next twelve months, as calculated by Bloomberg, by the company’s effective tax rate provided by Bloomberg at the field “EFF_TAX_RATE” and (ii) dividing the product by the average total invested capital provided by Bloomberg at the field “AVG_TOTAL_INVESTED_CAPITAL.” If data outages occur at the above-mentioned Bloomberg fields, the most recently reported ROIC provided by Bloomberg at the field “RETURN_ON_INV_CAPITAL” will be used instead of the estimated ROIC calculation described in the prior sentence. The resulting ROIC data for each of the 300 Eligible Constituents will be divided by its respective current price-to-earnings ratio provided by Bloomberg at the field “PE_RATIO.” The 150 Eligible Constituents with the highest resulting figures will be selected at this stage.

Bloomberg calculates the above-referenced fields as follows:

(i)	The mean analyst estimate for EBIT over the next twelve months, as calculated by Bloomberg, represents the mean estimate for pre-tax profit, plus interest expense and plus or minus non-operating gains/charges, provided for the next twelve months by analysts selected by Bloomberg. Where the next twelve months spans two fiscal years, Bloomberg constructs a weighted average of each analyst’s estimate for the current fiscal year and the next fiscal year to calculate an estimate for the next twelve months. The number of analysts included in this estimate varies widely across companies and over time, and there is no assurance that the analysts selected by Bloomberg are representative of analysts that follow the relevant company.

(ii)	“EFF_TAX_RATE” is Bloomberg’s calculation of a company’s effective tax rate as of the end of the most recent fiscal year based on its public filings.

(iii)	“AVG_TOTAL_INVESTED_CAPITAL” is the average of a company’s total invested capital at the end of the most recent fiscal year and at the end of the immediately preceding fiscal year. Bloomberg calculates a company’s total invested capital as the sum of its total debt, total shareholders’ equity, allowance for doubtful accounts, deferred tax liabilities and accrued income tax.

(iv)	“RETURN_ON_INV_CAPITAL” is calculated by dividing a company’s trailing 12-month net operating profit after tax by its average total invested capital.

(v)	“PE_RATIO” is calculated by Bloomberg by dividing a company’s current stock price by its trailing 12-month diluted earnings per share from continuing operations. The trailing 12-month diluted earnings per share are derived from the company’s four most recent quarterly financial statements.

4.	Estimated Growth of Dividend Yield. From the resulting group of 150 Eligible Constituents, the expected dividend growth of each such Eligible Constituent over the next 3 years, provided by Bloomberg at the field “BDVD_PROJ_3Y_DIV_GROWTH,” is added to its current indicated dividend yield. The resulting numbers are sorted in descending order and the 50 Eligible Constituents with the highest combined numbers are selected; provided that no Eligible Constituent with a negative forecasted dividend yield growth is to be selected. Analysts employed by Bloomberg determine a company’s expected dividend growth over the next 3 years based on a number of factors subjectively applied, including company guidance, analyst estimates and a number of other factors.

5.	Reducing Dividend Growth Outliers. From the resulting group of 50 Eligible Constituents, the bottom 45 Eligible Constituents are selected in an attempt to avoid selecting stocks displaying an extraordinarily high yield growth expectation due to anomalies or data errors.

6.	Momentum. From the resulting group of 45 Eligible Constituents, the 35 Eligible Constituents with the highest trailing 26-week total returns are selected, calculated based on data provided by Bloomberg at the fields “CUST_TRR_RETURN_HOLDING_PER,” “CUST_TRR_START_DT=YYYYMMDD” and “CUST_TRR_END_DT=YYYYMMDD”.

7.	Reducing Momentum Outliers. From the resulting group of 35 Eligible Constituents, the 30 Eligible Constituents with the lowest trailing 26-week total returns are selected in an attempt to avoid selecting stocks displaying extraordinary 26-week momentum due to speculative reasons that are not fundamental factors, such as merger, speculation of merger or short covering.

If fewer than 350 Eligible Constituents are available at the first filter in Step 3 above, then all of the available Eligible Constituents will move on to the second filter. If the number of Eligible Constituents available upon application of any of the second through seventh filters above is less than the number assumed above, then the same proportion of available Eligible Constituents will be selected by that filter as is indicated above. For example, the third filter above contemplates that 150 Eligible Constituents will be selected from the 300 Eligible Constituents (i.e., 50%) available at that stage. If fewer than 300 Eligible Constituents are available at the third filter, then 50% of the Eligible Constituents that are available at that filter will be selected by that filter.

Each of these final 30 Eligible Constituents, equally weighted, will be a Constituent in the Index for the next quarterly period. The Constituents for each quarterly period will remain the same until the next quarterly rebalancing, subject to removal and replacement as described below.

Index Calculation

On each Index Calculation Day, the Index Calculation Agent calculates the intra-day levels of the Index in real-time, beginning when the first trading price of any of the Constituents is received by the Index Calculation Agent, and calculates the closing level of the Index after market close. The intra-day levels and closing level of the Index for each Index Calculation Day will be published on Bloomberg under the ticker symbol “MHDT.”

The Index is a total return index, which accounts for the payment of both ordinary and special cash dividends by the Constituents by notionally reinvesting the amount of payments into the Index based on the closing prices of the Constituents on the relevant ex-dividend date. To calculate the closing level of the Index for each Index Calculation Day, the Index Calculation Agent has to first calculate the Index Notional Amount and the Daily Index Dividend Amount. The “Index Notional Amount” for an Index Calculation Day equals (a) the sum of the products of (i) with respect to each Constituent, (I) the number of shares notionally purchased by the Index on the immediately preceding Rebalancing Date, which was determined based on a 3.33% index weight assigned to each Constituent at each rebalancing plus (II) the number of shares notionally purchased by the Index through the reinvestment of dividends paid or scheduled to be paid, the ex-dates for which fall in the period from but excluding the immediately preceding Selection Date to and including the immediately preceding Index Calculation Day and

(ii) the Closing Price of the relevant Constituent on that Index Calculation Day divided by (b) the Divisor. The “Daily Index Dividend Amount” for an Index Calculation Day is calculated as (a) the total amount of dividends paid or scheduled to be paid, the ex-dates for which fall on that Index Calculation Day divided by (b) the Divisor. The “Divisor” is an arbitrary number, used to keep the levels of the Index comparable over time. The Divisor is decreased by 0.10% of its then-current value and may be adjusted for other purposes at each rebalancing. The 0.10% quarterly decrease is to account for the fact that at each rebalancing, the Index allocates a 3.33%, as opposed to 1/30th, index weight to each new Constituent. Once the Index Notional Amount and the Daily Index Dividend Amount are obtained, the return of the Index from the immediately preceding Index Calculation Day is calculated by (a) dividing the sum of the Index Notional Amount and Daily Index Dividend Amount for that Index Calculation Day by the Index Notional Amount for the immediately preceding Index Calculation Day and (b) subtracting 1 from the resulting number. The closing level of the Index for an Index Calculation Day is then calculated by multiplying the closing level of the Index on the immediately preceding Index Calculation Day by the sum of 1 and the return of the Index from the immediately preceding Index Calculation Day. The closing level of the Index on each Rebalancing Date is calculated in the same way as on Index Calculation Days that are not Rebalancing Dates.

The calculation of the intra-day levels of the Index on an Index Calculation Day is otherwise the same as the calculation of the closing level except that (a) the Index Notional Amount is calculated using the relevant Trading Price, as opposed to the Closing Price, of each Constituent and (b) the intra-day levels of the Index do not take in account the payment of dividends the ex-date for which occurs on that Index Calculation Day. On each Rebalancing Date, the intra-day levels of the Index are calculated pursuant to the same formula except that for such calculations, the Index Calculation Agent uses the Trading Prices of the old set of Constituents that are being replaced as a result of the rebalancing of the Index.

An “Index Calculation Day” means any day that is a Constituent Trading Day for each Constituent included in the Index on that day.

A “Constituent Trading Day” means, with respect to any Constituent, any day on which the Exchange and each Related Exchange for that Constituent are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

The “Exchange” means, for a Constituent, the principal U.S. national securities exchange on which trading in such Constituent occurs.

A “Related Exchange” means, for a Constituent, each exchange where trading has a material effect (as determined by the Index Sponsor and the Index Calculation Agent) on the overall market for futures or options contracts relating to such Constituent.

The “Scheduled Closing Time” means, on any day for any Exchange or Related Exchange, the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Trading Price” means, for a Constituent, the most recently reported sale price, regular way, of the principal trading session on the Exchange (as defined below). If, however, trading in a Constituent is suspended prior to the opening of the Exchange, such Constituent’s (adjusted) Closing Price from the previous Constituent Trading Day will be used as its Trading Price until trading commences. If trading in a Constituent is suspended while the Exchange is open, the last Trading Price for such Constituent will be used as its Trading Price until trading commences.

A “Closing Price” means, for a Constituent, on any date of determination, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), of the principal trading session on such date on the Exchange. If, however, such price is not reported for any Constituent Trading Day, the last Trading Price for such Constituent on that day will be used as its Closing Price for that day.

Data Sources

The Index Sponsor and Index Calculation Agent will use Bloomberg as the electronic price and information dissemination source for purposes of calculating the Index. However, in the event that the relevant data is not available on Bloomberg as a result of data outages or other reasons, the Index Sponsor and Index Calculation Agent will use another widely-used public data source to obtain the relevant data.

Modifications of the Index Rules

The Index Sponsor does not presently intend to modify the Index Rules pursuant to which the Index is composed and calculated as described above. However, no assurance can be given that market, regulatory, judicial or other similar circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of, or change to, the Index Rules. Therefore, the Index Sponsor may modify the Index Rules as it deems necessary under the following circumstances:

(a)       in response to any market, regulatory, judicial or other similar circumstance that may arise which, in the discretion of the Index Sponsor, necessitates a modification to fairly represent the level of the Index or otherwise be consistent with the objectives of the Index as described herein as if such circumstances had not arisen; or

(b)       for the purposes of:

(i)       curing any ambiguity or correcting any error in the Index Rules;

(ii)      mitigating any change in how data inputted into the Index is calculated or provided that would materially change the commercial effect of any provision of the Index Rules; or

(iii)     replacing any electronic price or information dissemination source.

The Index Sponsor will publish material modifications to the Index Rules that it makes as soon as practicable on the Index Website or any successor website.

Index Adjustments

In certain circumstances, changes in the composition of the Index may occur between scheduled quarterly Rebalancing Dates. An existing Constituent may be replaced and a new Constituent may be added to the Index upon the occurrence of any of the events set forth below. The selection of a replacement Constituent will be subject to the same selection criteria as the selection of new Constituents at a quarterly rebalancing. Generally, the replacement Constituent will be the Eligible Constituent that would have been selected to be included in the Index at the last quarterly rebalancing were the Index to include one more Constituent. Changes will be announced immediately after they are determined, and become effective after the close of business on the next Index Calculation Day (the “Replacement Date”). When a new Constituent is added to the Index to replace an existing Constituent between two Rebalancing Dates, the new Constituent will be assigned the then-current weight of the Constituent it is replacing.

The occurrence of any of the following events may require a Constituent’s replacement:

•	Merger or Acquisition. If a merger or consolidation between the issuers of two Constituents occurs, immediately thereafter, the Constituent whose issuer is the surviving company will remain a Constituent and the other Constituent will be replaced by a new Constituent. If a merger or consolidation between the issuer of a Constituent and the issuer of a non-Constituent occurs and the issuer of the non-Constituent is the surviving company, such Constituent will be immediately removed and replaced by a new Constituent.

•	Spin-off: If the issuer of a Constituent splits or spins off a portion of its business to form one or more new companies, immediately thereafter, the stock of the company with the largest market capitalization will be the Constituent.

•	Bankruptcy. In the event of a bankruptcy filing by the issuer of a Constituent or any of its material subsidiaries, that Constituent will be immediately removed and replaced by a new Constituent. Exceptions may be made on a case-by-case basis by the Index Sponsor. For example, a Constituent might not be removed immediately when a bankruptcy filing is not the result of operating or financial difficulties.

•	Delisting. A Constituent will be immediately removed and replaced by a new Constituent if it ceases to be listed or quoted on either NYSE or NASDAQ.

The following table summarizes the types of corporate actions and corresponding adjustments to the Index, if any, that may be required.

Type of action	Adjustment made to the Index
Stock Splits	Number of shares of the affected Constituent in the Index and price will be adjusted as per the split ratio resulting in no change in Index market capitalization.
Spin-off, De-listing, Suspension	In the event of a spin-off, the stock of the company with the largest market capitalization will be the Constituent at the same weight in the Index. In the event of a de-listing or suspension, the Constituent will be removed and replaced by a new Constituent at the same weight.
Share Issuance or Share Repurchase	No change.
Special Dividends or Distributions	The special dividend or distribution will be reinvested into the Index.

Suspension and Cancellation

The Index Sponsor may discontinue and cancel the Index at any time and is under no obligation to continue, or procure the continuation of, the calculation, publication and dissemination of the levels of the Index.

Corrections, Calculations and Determinations

The Index Sponsor and the Index Calculation Agent will make corrections upon detection of any error in the price quoted of any Constituent, any corporate action data or any Divisor adjustment calculation. If such errors are detected within 5 Index Calculation Days after occurrence, they will be corrected on the day of detection, and the Index Calculation Agent will revise the published levels of the Index for such day. If such errors are detected after 5 Index Calculation Days after occurrence, adjustments will be handled on a case-by-case basis, taking into account the significance of the error and the feasibility of a correction, as determined by the Index Calculation Agent.

The levels of the Index are calculated using the Trading Prices and Closing Prices as described above. If the Relevant Exchange for any Constituent changes the price of a Constituent prior to the Index Calculation Agent’s final check, that new price will be used to calculate the closing level of the Index. A final check of the relevant Closing Prices is generally performed within one and one half hours after the close of the relevant markets. This timeframe may be expanded at the Index Calculation Agent’s discretion on days where trading volume is unusually large at the close, for example, futures and options expiration dates and rebalancing dates of large indices. Only changes received prior to this final check are taken into account in the calculation of the closing levels of the Index.

License and Calculation Agreements

Citigroup Inc. and certain of its affiliates licensed the Index from Miller/Howard Strategic Indexes, LLC, its successors and assigns (“Miller/Howard”) pursuant to a licensing agreement under which Miller/Howard will receive a fee based on the aggregate outstanding closing indicative value of the C-Tracks. Miller/Howard has contracted with CBOE® to maintain and calculate the Index. “Chicago Board Options Exchange®” and “CBOE®” are registered trademarks of Chicago Board Options Exchange, Inc. Trademarks have been licensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates. None of Citigroup Inc. or any of its affiliates shall have any liability for any errors or omissions in calculating the Index. The C-Tracks are not sponsored, endorsed, or distributed by Miller/Howard, CBOE® or any of their respective affiliates. The license agreement between Miller/Howard and Citigroup Inc. provides that the following language must be stated in this pricing supplement:

Miller/Howard makes no representation or warranty, express or implied, to the owners or prospective owners of the C-Tracks or any member of the public regarding the advisability of investing in securities generally or in the C-Tracks particularly, or the ability of the C-Tracks to track the price and yield performance of the Index, the ability of the Index to perform as intended or the risks of the Index. Miller/Howard’s only relationship to the C-Tracks is the licensing of the Index and certain related data. Miller/Howard has not reviewed or approved the C-Tracks. The Index is determined, composed and calculated by Miller/Howard without the participation of Citigroup Inc. or any of its affiliates. Miller/Howard has no obligation to take the needs of Citigroup Inc. or any of its affiliates or the owners or prospective owners of the C-Tracks into consideration in determining, composing, calculating or otherwise using the Index. Miller/Howard is not responsible for and has not participated in the creation of the C-Tracks, the determination, composition or calculation of the C-Tracks, the determination of the prices and amount of the C-Tracks to be issued by Citigroup Inc. or the timing of the issuance or sale of the C-Tracks or in the determination or calculation of the equation by which the C-Tracks may be paid or redeemed. Miller/Howard has no obligation or liability in connection with the administration, marketing or trading of the C-Tracks.

MILLER/HOWARD DOES NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THE INDEX, OR ANY DATA INCLUDED THEREIN, OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO, AND MILLER/HOWARD SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. MILLER/HOWARD MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE OWNERS OR PROSPECTIVE OWNERS OF THE C-TRACKS OR ANY OTHER PERSON OR ENTITY FROM THE INDEX OR ANY DATA INCLUDED THEREIN. MILLER/HOWARD MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MILLER/HOWARD OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY DIRECT, SPECIAL, PUNITIVE, INDIRECT, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The calculation agreement between CBOE® and Citigroup Inc. provides that the following language must be stated in this pricing supplement:

CBOE® OBTAINS INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF VALUES OF THE INDEX AND INDICATIVE VALUES FROM SOURCES WHICH CBOE® CONSIDERS RELIABLE, BUT CBOE® DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF VALUES OF THE INDEX OR INDICATIVE VALUES OR ANY DATA USED IN CALCULATIONS OF VALUES OF THE INDEX OR INDICATIVE VALUES AND CBOE® SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. CBOE® MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF SUCH VALUES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE ISSUANCE, SELLING OR TRADING OF ANY PRODUCTS THAT HAVE THE INDEX AS THEIR UNDERLYING INTEREST, OR FOR ANY OTHER USE. CBOE® MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO ANY VALUES OF THE INDEX AND/OR INDICATIVE VALUES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CBOE® HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE USE OF VALUES OF THE INDEX AND/OR INDICATIVE VALUES OR ANY DATA USED IN CALCULATIONS OF VALUES OF THE INDEX OR INDICATIVE VALUES OR THE ISSUANCE, SELLING OR TRADING OF ANY SUCH PRODUCTS.

Historical Performance of the Index

The graph below illustrates the performance of the Index from July 2, 2014 to January 4, 2017. As publication of the Index began on July 2, 2014, the Index has a limited performance history. There is no information regarding the actual performance of the Index during any period prior to July 2, 2014 and, therefore, there is no information regarding the actual performance of the Index during any market conditions other than those that have prevailed since July 2, 2014. Furthermore, it is not possible to reconstruct the hypothetical performance of the Index for any period prior to July 2, 2014 because historical information is not available for all of the inputs that the Index uses to select Index constituents on a quarterly basis. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s investment methodology and how the Index would have performed under a variety of market conditions.

The closing level of the Index on January 4, 2017 was 123.95.

Index Closing Levels from July 2, 2014 to January 4, 2017

You should not take the limited historical performance of the Index as an indication of future performance of the Index.

VALUATION OF THE C-TRACKS

General

The market value of the C-Tracks will be affected by several factors, many of which are beyond our control. See “Risk Factors Relating to the C-Tracks” in this pricing supplement for a discussion of the factors that may influence the market value of the C-Tracks prior to maturity.

Capitalized terms used and not otherwise defined in this section have the respective meanings set forth under “Description of the C-Tracks.”

Intraday Index Level

On each trading day, Chicago Board Options Exchange® (“CBOE®”) or a successor, as Index Calculation Agent, will calculate and publish the Intraday Index Level every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “MHDT <INDEX>.” The actual Closing Level of the Index may vary, and on a cumulative basis over the term of the C-Tracks may vary significantly from the Intraday Index Level. Consequently, the return on the C-Tracks will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the performance of the Index measured by Intraday Index Levels.

The intraday calculation of the Index level will be provided for reference purpose only. Published calculations of the Intraday Index Level from the Index Calculation Agent may be subject to delay or postponement. Any such delay or postponement may affect the current Index level and therefore the value of the C-Tracks in any secondary market. Please see “Description of the Index” for the methodology for the calculation of the Intraday Index Level.

Intraday Indicative Value

An intraday “Indicative Value” of the C-Tracks that is meant to approximate the intrinsic economic value of the C-Tracks will be calculated and published by CBOE® or a successor over Bloomberg under the ticker symbol “DIVCN”. Although CBOE® will calculate and publish the intraday level of the C-Tracks every 15 seconds on any Trading Day, your payment on the C-Tracks at maturity or upon redemption will be determined based on the Closing Indicative Value on the applicable Final Valuation Period End Date, Issuer Redemption Valuation Period End Date or other applicable Valuation Date, as described in “Description of the C-Tracks” in this pricing supplement, or, if sold in the secondary market, will be based on secondary market trading prices at the time of sale.

In connection with your C-Tracks, we use the term “Indicative Value” above to refer to the value at a given time determined based on the following equation:

Indicative Value = C-Tracks Current Value − the Current Accrued Investor Fee

where,

“C-Tracks Current Value” means the C-Tracks Current Value on the immediately preceding calendar day multiplied by the Current Daily Return Factor;

“Current Daily Return Factor” means the most recent published level of the Index as reported by CBOE®, divided by the Closing Level of the Index on the immediately preceding calendar day (provided that the Closing Level of the Index on any day that is not a Trading Day will be deemed to be the same as on the immediately preceding Trading Day); and

“Current Accrued Investor Fee” means the most recent daily calculation of the Accrued Investor Fee with respect to your C-Tracks, determined as described in this pricing supplement (which, during any Trading Day, will be the Accrued Investor Fee determined on the preceding calendar day).

CBOE® is not affiliated with Citigroup Inc. and does not approve, endorse, review or recommend Citigroup Inc. or the C-Tracks.

The actual trading prices of the C-Tracks may vary significantly from their indicative values.

Split or Reverse Split of the C-Tracks

We may initiate a split or reverse split of the C-Tracks at any time. We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia. If we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant C-Tracks and press release announcing the split or reverse split, the ratio and specifying the effective date of the split or reverse split.

If the C-Tracks undergo a split or reverse split as described in the paragraph above, we will adjust the terms of the C-Tracks accordingly. For example, should the Closing Indicative Value on any day be above $100, we may, but are not obligated to, initiate a 4 for 1 split of your C-Tracks. If the C-Tracks undergo a 4-for-1 split, each investor who holds one C-Track via The Depository Trust Company (“DTC”) prior to the split will, after the split, hold four C-Tracks, and adjustments will be made as described below. The effective date for the split will be specified in the announcement, and will be at least three Business Days after the announcement date. The C-Tracks current value and the accrued investor fee on the Trading Day immediately preceding the effective date (the “split record date”) will be divided by 4 to reflect the 4-for-1 split of your C-Tracks. Any adjustment of the C-Tracks current value and the accrued investor fee will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of C-Tracks (commonly referred to as “partials”) in a manner determined by us in our sole discretion. For example, if the C-Tracks undergo a 1-for-4 reverse split, each investor who holds four C-Tracks via DTC on the date specified in the announcement of the reverse split will, after the reverse split, hold only one C-Track, and adjustments will be made as described below. The effective date for the reverse split will be specified in the announcement, and will be at least three Business Days after the announcement date. The Closing Indicative Value on the Trading Day immediately preceding the effective date will be multiplied by four to reflect the 1-for-4 reverse split of your C-Tracks. Any adjustment of closing indicative value will be rounded to 8 decimal places.

Holders who own a number of C-Tracks that is not evenly divisible by 4 in the example above will receive the same treatment as all other holders for the maximum number of C-Tracks they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” C-Tracks in a manner determined by us in our sole discretion. We may provide holders with a cash payment for their partials on the 17th Business Day following the effective date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted C-Tracks on the 14th Trading Day following the effective date. For example, a holder who held 23 C-Tracks via DTC would hold 5 C-Tracks following the reverse split and receive a cash payment on the 17th Business Day following the effective date equal to 75% of the Closing Indicative Value of the reverse split-adjusted C-Tracks on the 14th Trading Day following the effective date.

A “Business Day” means a day, as determined by the C-Tracks Calculation Agent, that is not a Saturday, a Sunday or a day on which the banking institutions or trust companies in the City of New York are closed.

A “Trading Day” means, as determined by the C-Tracks Calculation Agent, a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange (including NYSE Arca and NYSE Amex), NASDAQ Global Select Market, NASDAQ Select Market and NASDAQ Capital Market.

DESCRIPTION OF THE C-Tracks

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the C-Tracks. The description in this pricing supplement of the particular terms of the C-Tracks supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for October 14, 2016 on the SEC Web site):

▪	Prospectus Supplement and Prospectus each dated October 14, 2016: http://www.sec.gov/Archives/edgar/data/831001/000119312516738767/d271483d424b2.htm

General

C-Tracks is the registered trademark of exchange-traded notes (“ETNs”) of Citigroup Inc. The C-Tracks are a series of unsecured senior debt securities issued by Citigroup Inc. The C-Tracks will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. Unlike ordinary debt securities, the C-Tracks do not offer interest payments and do not guarantee any return of principal at maturity. Instead, the C-Tracks are designed for investors who seek exposure to the performance of the Index, reduced by an Accrued Investor Fee, as described below. At maturity or upon early redemption you will receive an amount in cash that will vary depending on the Closing Level of the Miller/Howard Strategic Dividend Index Total Return (the “Index”), as described below, and which can be significantly less than the stated principal amount of the C-Tracks and could be zero. The Index was established by Miller/Howard Strategic Indexes, LLC (the “Index Sponsor”) and is published by CBOE® (the “Index Calculation Agent”). The Index is designed to track the performance of 30 equally weighted stocks traded on U.S. exchanges selected quarterly pursuant to rules based upon certain quantitative fundamental factors, including dividend yield, growth of dividend yield, market valuation relative to book value, return on invested capital relative to price-to-earnings ratio and trailing 26-week stock price momentum. Cash dividends paid by the Index constituents are notionally reinvested in the Index. See “Description of the Index” in this pricing supplement.

The C-Tracks will mature on September 16, 2024 (the “Maturity Date”). Subject to the minimum redemption and notification requirements set forth under “Terms of the C-Tracks—Redemption Procedures” in this pricing supplement, you may submit your C-Tracks for redemption during the term of the C-Tracks. If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the Closing Indicative Value on the Valuation Date following the Business Day on which we receive an investor’s notice of redemption by 4:00 pm, New York City time, minus the applicable Redemption Charge, as described below. You must submit for redemption at least 50,000 C-Tracks at one time to exercise your right of redemption on any Redemption Date. We may redeem the C-Tracks, in whole and not in part, on any Business Day on or after September 16, 2015. If we redeem the C-Tracks, you will receive a cash payment per C-Track equal to the Closing Indicative Value on the Issuer Redemption Valuation Period End Date, as described below.

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the C-Tracks in the form of a global certificate, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the C-Tracks by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the C-Tracks through the accounts those systems maintain with DTC. You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the C-Tracks and of the senior debt indenture under which the C-Tracks will be issued.

The “Inception Date” of the C-Tracks is September 11, 2014.

Interest

The C-Tracks do not pay any interest.

Denomination

The denomination and stated principal amount of each C-Track is $25.00. We may implement a split or reverse split the C-Tracks at any time. We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia. See “Valuation of the C-Tracks—Split or Reverse Split of the C-Tracks” in this pricing supplement.

Payment at Maturity

The C-Tracks will mature on the Maturity Date. If the Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day. At maturity, unless the C-Tracks are earlier redeemed at your or our option, you will receive, for each $25.00 stated principal amount of the C-Tracks that you hold, cash in an amount equal to the Closing Indicative Value on the Final Valuation Period End Date. Payment at maturity will be made on the Maturity Date. In the event that payment at maturity is deferred beyond the original Maturity Date, penalty interest will not accrue or be payable with respect to that deferred payment.

The “Accrued Investor Fee” on the Inception Date was set to $0.00. For each calendar day thereafter, the Accrued Investor Fee will equal: (i) the Accrued Investor Fee on the immediately preceding calendar day, plus (ii)(a) 0.70% multiplied by (b) the Closing Indicative Value on the immediately preceding calendar day divided by (c) 365.

We may, by notice to all holders, irrevocably elect to reduce the Investor Fee for all calendar days following a Trading Day we specify in our notice. If the C-Tracks undergo any split or reverse split, the Accrued Investor Fee will be adjusted accordingly.

Because the Accrued Investor Fee reduces the amount of your return at maturity or upon redemption, and in addition the Redemption Charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the Accrued Investor Fee (and, in the case of early redemption at your option, the Redemption Charge), or if the level of the Index decreases, you will receive less than the amount of your investment at maturity or upon redemption.

The “Closing Indicative Value” for any calendar day will equal (i) the C-Tracks Current Value on that day minus (ii) the Accrued Investor Fee on that day. If the C-Tracks undergo any split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Closing Level” means the closing level of the Index published by the Index Calculation Agent at the regular weekday close of trading on any Trading Day, calculated as described under “Description of the Index.” The Closing Level of the Index on any day that is not a Trading Day will be deemed to be the same as on the immediately preceding Trading Day. If the C-Tracks Calculation Agent disagrees with the closing level of the Index as published by the Index Calculation Agent as a result of any manifest or proven error or because such closing level is inconsistent with the calculation and methodology of the Index, the Closing Level will be the closing level of the Index as calculated by the C-Tracks Calculation Agent in accordance with the current applicable Index procedures. In certain circumstances, the Closing Level of the Index will be based on the alternate calculation of the Index described under “—Discontinuance of the Index,” “—Alteration of Method of Calculation” and “—Market Disruption Events” below.

The “C-Tracks Calculation Agent” means, for the C-Tracks, Citigroup Global Markets Inc. (“CGMI”)

The “C-Tracks Current Value” on the Inception Date was set to $25.00. Thereafter the C-Tracks Current Value will equal:

•	for each calendar day prior to the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, the C-Tracks Current Value on the immediately preceding calendar day multiplied by the Daily Return Factor on the current calendar day; and

•	for each calendar day during the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, the sum of (a) the Index Exposure and (b) the Notional Cash Amount.

The “Daily Return Factor” for any calendar day will equal the Closing Level of the Index on that day, divided by the Closing Level of the Index on the immediately preceding calendar day. The Closing Level of the Index on any day that is not a Trading Day will be deemed to be the same as on the immediately preceding Trading Day and, during the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, the Closing Level of the Index on any Trading Day that is not an Observation Day will be deemed to be the same as on the immediately preceding Observation Day.

The “Final Valuation Period” means the consecutive Observation Day period commencing on, and including, the Final Valuation Period Start Date and ending on, and including, the Final Valuation Period End Date.

The “Final Valuation Period End Date” is September 11, 2024, or if such day is not an Observation Day the immediately following Observation Day. In no event will the Final Valuation Period End Date be postponed more than three Business Days past the originally scheduled Final Valuation Period End Date.

The “Index Exposure” will equal, for each Observation Day during the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, the product of (i) the Index Exposure on the immediately preceding Observation Day (or, in the case of the Final Valuation Period Start Date or Issuer Redemption Valuation Period Start Date, as applicable, the C-Tracks Current Value on the immediately preceding Observation Day) multiplied by the Daily Return Factor on the current Observation Day and (ii) a fraction equal to (a) the number of scheduled Observation Days left in the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, excluding the current Observation Day divided by (b) the number of scheduled Observation Days left in the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, including the current Observation Day. The Index Exposure on any day that is not an Observation Day will be deemed to be the same as on the immediately preceding Observation Day.

The “Final Valuation Period Start Date” is September 6, 2024, or if such day is not an Observation Day the immediately following Observation Day.

The “Notional Cash Amount” will equal, for each Observation Day during the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, the sum of (i) the Notional Cash Amount on the immediately preceding Observation Day (or, in the case of the Final Valuation Period Start Date or Issuer Redemption Valuation Period Start Date, as applicable, $0.00) and (ii) the Index Exposure on the immediately preceding Observation Day (or, in the case of the Final Valuation Period Start Date or Issuer Redemption Valuation Period Start Date, as applicable, the C-Tracks Current Value on the immediately preceding Observation Day) multiplied by the Daily Return Factor on the current Observation Day divided by the number of scheduled Observation Days left in the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, including the current Observation Day. The Notional Cash Amount on any day that is not an Observation Day will be deemed to be the same as on the immediately preceding Observation Day.

An “Observation Day” means a Trading Day on which no Market Disruption Event has occurred or is continuing.

Early Redemption at Your Option

Payment Upon Redemption

Prior to maturity, subject to the notification and minimum redemption requirements set forth below, you may submit your C-Tracks for redemption on any Redemption Date during the term of the C-Tracks, provided that you submit for redemption at least 50,000 C-Tracks, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your C-Tracks for redemption with those of other investors to reach this minimum. If you choose to redeem your C-Tracks on a Redemption Date, you will receive a cash payment per C-Track on such date equal to the Closing Indicative Value on the related Valuation Date, minus the Redemption Charge (the “Redemption Price”).

When you submit your C-Tracks for redemption in accordance with the redemption procedures described under “—Redemption Procedures” below, CGMI may repurchase the C-Tracks from you at the Redemption Price instead of our redeeming the C-Tracks, and if CGMI does not repurchase the C-Tracks, then we will redeem them. Any C-Tracks repurchased by CGMI may remain outstanding (and resold by CGMI) or may be submitted to us for cancellation.

The “Redemption Charge” is a one-time charge imposed upon early redemption at your option and is equal to (i) 0.10%, multiplied by (ii) the Closing Indicative Value on the applicable Valuation Date. The Redemption Charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the C-Tracks. The proceeds we receive from the Redemption Charge may be more or less than such costs.

A “Redemption Date”, in the event of a redemption at your option, is the third Business Day following each Valuation Date. The final Redemption Date will be the third Business Day following the Valuation Date that is on the Final Valuation Period End Date or Issuer Redemption Valuation Period End Date, as applicable. In the event that payment upon redemption is deferred beyond the original Redemption Date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “Valuation Date” is each Trading Day from, and including, the Inception Date up to, and including, the Final Valuation Period End Date or Issuer Redemption Valuation Period End Date, as applicable, subject to postponement for Market Disruption Events. If on any Trading Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event occurs or is continuing, we may postpone the Valuation Date to the next Trading Day on which there is no Market Disruption Event in accordance with the section “—Market Disruption Events” below. However, in no event will the Valuation Date be postponed for more than five scheduled Trading Days. If we postpone the Valuation Date as described in the immediately preceding sentence, then the Closing Indicative Value for such postponed Valuation Date will be determined as described under “—Market Disruption Events” below.

Redemption Procedures

You may, subject to the minimum redemption amount described above, submit your C-Tracks for redemption on any Redemption Date. To have your C-Tracks redeemed, you must instruct your broker or other person through whom you hold your C-Tracks to take the following steps:

•	deliver an irrevocable Offer for Redemption, a form of which is attached as Annex A to this pricing supplement, to CGMI by no later than 4:00 p.m., New York City time, on the Business Day prior to the desired Valuation Date. We or CGMI must acknowledge receipt of the Offer for Redemption in order for it to be effective (the “Confirmation”);

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your C-Tracks on the applicable Valuation Date at a price equal to the applicable Closing Indicative Value, minus the Redemption Charge, facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the third Business Day following the applicable Valuation Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the C-Tracks in respect of such deadlines. If we do not receive your Offer for Redemption by 4:00 p.m., New York City time, on the Business Day prior to the applicable Valuation Date, your Offer for Redemption will not be effective, and your C-Tracks will not be redeemed on the applicable Redemption Date. Any redemption instructions that we or CGMI receive in accordance with the procedures described above will be irrevocable.

Early Redemption at Our Option

We may redeem the C-Tracks, in whole and not in part, on any Business Day on or after September 16, 2015. If we elect to redeem the C-Tracks, we will give you notice not less than three Business Days prior to the scheduled Issuer Redemption Valuation Period Start Date (the “Issuer Redemption Valuation Period Notice Date”). If we exercise our right to redeem the C-Tracks, we will deliver an irrevocable call notice to the DTC, the holder of the global security for each offering of securities (the “Issuer Redemption Notice”). If we redeem your C-Tracks at our option, you will receive on the applicable Redemption Date for each $25.00 stated principal amount of the C-Tracks that you hold cash in an amount equal to the Closing Indicative Value on the Issuer Redemption Valuation Period End Date.

The “Issuer Redemption Valuation Period Start Date” means the first Observation Day of the Issuer Redemption Valuation Period as specified in the Issuer Redemption Notice.

The “Issuer Redemption Valuation Period End Date” means the earlier of (a) the scheduled Observation Day as specified in the Issuer Redemption Notice, (b) the fifth Observation Day during the period commencing on, and including, the Issuer Redemption Valuation Period Start Date and (c) the sixth Business Day immediately following the Issuer Redemption Valuation Period Start Date.

The “Issuer Redemption Valuation Period” means the consecutive Observation Day period commencing on, and including, the Issuer Redemption Valuation Period Start Date and ending on, and including, the Issuer Redemption Valuation Period End Date.

The “Redemption Date”, in the event of a redemption at our option, means the seventh Business Day immediately following the Issuer Redemption Valuation Period Start Date.

See “Risk Factors Relating to the C-Tracks—Risks Relating to the C-Tracks Generally—There is a significant risk that we will exercise our right to redeem outstanding C-Tracks prior to January 1, 2020.”

Further Issuances

We announced on June 15, 2015 that we do not intend to issue any additional C-Tracks.

Discontinuance of the Index

If the Index Calculation Agent discontinues publication of the Index and another entity publishes a successor or substitute index that the C-Tracks Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the level of the Index will be determined by reference to the level of that index, which we refer to as a “Successor Index.”

Upon any selection by the C-Tracks Calculation Agent of a Successor Index, the C-Tracks Calculation Agent will cause notice to be furnished to us and the Trustee, who will provide notice of the selection of the Successor Index to the registered holders of the C-Tracks.

If the Index Calculation Agent discontinues publication of the Index and a Successor Index is not selected as described above or is no longer published on any date of determination of the level of the Index, the value to be substituted for the Index for that date will be a value computed by the C-Tracks Calculation Agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If a Successor Index is selected or the C-Tracks Calculation Agent calculates a value as a substitute for the Index as described above, the Successor Index or value will be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the C-Tracks. All determinations made by the Index Calculation Agent and the C-Tracks Calculation Agent will be at the sole discretion of the Index Calculation Agent or the C-Tracks Calculation

A-31

Agent as applicable, and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the C-Tracks, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or the Successor Index does not, in the opinion of the C-Tracks Calculation Agent, fairly represent the level of the Index had the changes or modifications not been made, then, from and after that time, the C-Tracks Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the C-Tracks Calculation Agent, may be necessary to arrive at a calculation of a value of an index comparable to the Index or the Successor Index as if the changes or modifications had not been made, and calculate the level of the Index with reference to the Index or the Successor Index. Accordingly, if the method of calculating the Index or the Successor Index is modified so that the level of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the C-Tracks Calculation Agent will adjust that index to arrive at a level of the Index as if it had not been modified.

Market Disruption Events

The determination of the value of a C-Track on the Final Valuation Period End Date, the Issuer Redemption Valuation Period End Date or on any other applicable Valuation Date, as applicable, may be postponed if the C-Tracks Calculation Agent determines that a Market Disruption Event has occurred or is continuing during the Final Valuation Period or Issuer Redemption Valuation Period or on any such Valuation Date. In no event, however, will (a) the Final Valuation Period End Date be postponed more than three Business Days past the originally scheduled Final Valuation Period End Date, (b) the Issuer Redemption Valuation Period End Date be postponed past the sixth Business Day immediately following the Issuer Redemption Valuation Period Start Date or (c) any Valuation Date be postponed by more than five Trading Days or past the scheduled Final Valuation Period End Date. If a Market Disruption Event occurs or is continuing on such final postponed days, that day will nevertheless be the Final Valuation Period End Date, Issuer Redemption Valuation Period End Date or other applicable Valuation Date, as applicable, and the C-Tracks Calculation Agent will make a good-faith estimate in its sole discretion of the Closing Indicative Value for such day. All determinations and adjustments to be made by the C-Tracks Calculation Agent may be made in the C-Tracks Calculation Agent’s sole discretion. See “Risk Factors Relating to the C-Tracks” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the C-Tracks Calculation Agent.

“Market Disruption Event” means, as determined by the C-Tracks Calculation Agent,

(1)	the occurrence or existence of any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) relating to securities that comprise 20 percent or more of the level of the Index, which the C-Tracks Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(2)	the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the C-Tracks Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of the Index on their relevant Exchanges, which the C-Tracks Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(3)	the closure on any Constituent Trading Day of the Exchange(s) for securities comprising 20 percent or more of the level of the Index or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Constituent Trading Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at such actual closing time (an “Early Closure”); or

(4)	the failure of the Exchange for any security included in the Index or any Related Exchange to open for trading during its regular trading session.

A-32

For purposes of this definition, the relevant percentage contribution of a security included in the Index to the level of the Index will be based on a comparison of the portion of the level of the Index attributable to that security to the level of the Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a Market Disruption Event.

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

The “Exchange” means, with respect to any security included in the Index, the principal U.S. national securities exchange on which trading in such security occurs.

A “Related Exchange” means, with respect to any security included in the Index, each exchange where trading has a material effect (as determined by the C-Tracks Calculation Agent) on the overall market for futures or options contracts relating to such security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Constituent Trading Day” means, with respect to any security included in the Index, any day on which the Exchange and each Related Exchange for that security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the C-Tracks shall have occurred and be continuing, the amount declared due and payable for each C-Track upon any acceleration of the C-Tracks (the “Acceleration Amount”) will be equal to an amount determined by reference to the Closing Indicative Value as of the date of acceleration.

If the maturity of the C-Tracks is accelerated because of an event of default as described above, we shall, or shall cause the C-Tracks Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the C-Tracks as promptly as possible and in no event later than two Business Days after the date of acceleration.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the C-Tracks and will also hold the global security representing the C-Tracks as custodian for DTC. The Bank of New York Mellon will serve as trustee for the C-Tracks.

The CUSIP for the C-Tracks is 17322H149. The ISIN for the C-Tracks is US17322H1499.

Index Calculation Agent

The “Index Calculation Agent” is CBOE®. The Index Calculation Agent will employ the methodologies described in the section “Description of the Index” in calculating the level of the Index and its application of such methodology will be conclusive and binding. However, as described below, CGMI, an affiliate of ours, is the C-Tracks Calculation Agent for the C-Tracks. Notwithstanding anything to the contrary provided herein, for purposes of any calculation related to the C-Tracks, the C-Tracks Calculation Agent may disagree with an Index Closing Level published by the Index Calculation Agent if in its sole discretion the C-Tracks Calculation Agent determines that any such published Index Closing Level is inconsistent with the calculation and methodology of the Index as described in “Description of the Index” above or in the event of any manifest or proven error in the calculations. In that case, the determinations made by the C-Tracks Calculation Agent will be final, conclusive and binding for the C-Tracks.

C-Tracks Calculation Agent

The “C-Tracks Calculation Agent” for the C-Tracks will be CGMI. The C-Tracks Calculation Agent will, in its sole discretion, make all determinations regarding the value of the C-Tracks, including without limitation at maturity or upon earlier redemption, Market Disruption Events, Business Days, Trading Days, the Closing Indicative Value, the Closing Level of the Index on the Inception Date, any Valuation Date, the Accrued Investor Fee, the Maturity Date, Redemption Dates, the amount payable in respect of your C-Tracks at maturity or upon redemption and any other calculations or determinations to be made by the C-Tracks Calculation Agent as specified herein in good faith and using its reasonable judgment by reference to such factors as the C-Tracks Calculation Agent deems appropriate. Absent manifest error, all determinations of Calculation Agent will be final, conclusive, and binding on you and us, without any liability on the part of the C-Tracks Calculation Agent. You will not be entitled to any compensation from us for any losses suffered as a result of any of the above determinations by the C-Tracks Calculation Agent.

The C-Tracks Calculation Agent reserves the right to make adjustments to correct errors contained in previously published information and to publish, or cause to be published, the corrected information, but is under no obligation to do so and will have no liability in respect of any errors or omissions contained in any subsequent publication.

If the C-Tracks Calculation Agent becomes aware that any value, level, account or other information used in connection with any calculation, determination, rebalancing or adjustment in respect of the calculation of the Index has been corrected or adjusted, the C-Tracks Calculation Agent may use such corrected or adjusted value, level, amount or other information and, as a consequence, make any change, adjustment, rebalancing, determination or calculation in respect of the calculations or determinations regarding the value of the C-Tracks it determines necessary or desirable to give effect to or reflect such corrected or adjusted value, level, amount or other information including, without limitation, to take account of any redenomination, exchange or conversion of any currency into a successor currency.

Notwithstanding that certain calculations, determinations, rebalancings and adjustments to the Index may be expressed to be “on” or “for” a certain date, the C-Tracks Calculation Agent may for purposes of calculating the Closing Indicative Value of the C-Tracks make such calculations, determinations, rebalancings and adjustments in respect of that date “as of” such date on a date after that date determined by it in its discretion.

Historical Data on the C-Tracks

The following graph shows the closing price of the C-Tracks on each day such prices were available for the limited period from September 16, 2014 to December 23, 2016. As of January 4, 2017, the most recently available closing price of the C-Tracks is as of December 23, 2016 because the C-Tracks have not traded since December 23, 2016. The related table shows the high, low and end-of-quarter closing price of the C-Tracks for each quarter during that same period. We have provided this historical information to help you evaluate the behavior of the C-Tracks. However, past performance is not indicative of how the C-Tracks will perform in the future.

The closing price of the C-Tracks on December 23, 2016 was $30.07 per $25.00 stated principal amount C-Track.

Historical Daily Closing Prices
September 16, 2014 to December 23, 2016

	High ($)	Low ($)	Period End ($)
2014
Quarter
Third (beginning September 16, 2014)	24.96	24.22	24.22
Fourth	25.71	22.82	25.58
2015
Quarter
First	27.21	24.43	27.16
Second	27.72	26.52	26.52
Third	26.73	23.11	23.40
Fourth	25.25	22.19	24.97
2016
Quarter
First	25.52	21.56	25.30
Second	26.20	24.29	25.09
Third	26.60	24.92	26.52
Fourth (through December 23, 2016)	30.50	26.63	30.07

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the C-Tracks issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of ownership and disposition of the C-Tracks. It applies to you only if you purchase a C-Track for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the C-Tracks;

•	a person holding the C-Tracks as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a C-Track;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds C-Tracks, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding C-Tracks or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of C-Tracks to you.

We will not attempt to ascertain whether any issuer of any Index constituent should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of an Index constituent were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder (as defined below), upon the sale, exchange or other disposition of the C-Tracks. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Index constituents and consult your tax adviser regarding the possible consequences to you if any issuer of an Index constituent is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the C-Tracks), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the C-Tracks

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the C-Tracks should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the C-Tracks, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the C-Tracks or similar instruments, significant aspects of the treatment of an investment in the C-Tracks are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the C-Tracks and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise indicated, the following discussion is based on the treatment of the C-Tracks as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a C-Track that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity. Subject to the discussion under “Possible Taxable Event” below, you should not be required to recognize taxable income over the term of the C-Tracks prior to maturity, other than pursuant to a sale, exchange or retirement of the C-Tracks as described below.

Taxable Disposition of the C-Tracks. Upon a taxable disposition (including a sale, exchange or retirement) of a C-Track, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the relevant C-Track. Subject to the discussion under “Possible Taxable Event” below, (i) your tax basis in a C-Track should equal the amount you paid to acquire it, and (ii) this gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the C-Track for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Taxable Event

In the event of a rebalancing of the Index or other change in its composition, or a change in the methodology by which the Index is calculated, it is possible that the C-Tracks could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes. In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the C-Tracks. In addition, your tax basis and holding period for your C-Tracks would be affected.

Possible Alternative Tax Treatments of an Investment in the C-Tracks

Alternative U.S. federal income tax treatments of the C-Tracks are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the C-Tracks. It is possible, for example, that the C-Tracks could be treated as debt instruments issued by us. Under this treatment, the C-Tracks would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In this case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the C-Tracks, in each year that you held the C-Tracks, even though we are not required to make any payment with respect to the C-Tracks until retirement. In addition, any gain on the sale, exchange or retirement of the C-Tracks would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the C-Tracks could also affect the timing and character of income or loss with respect to the C-Tracks. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the C-Tracks, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a C-Track that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a C-Track, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the C-Tracks.

Taxable Disposition of the C-Tracks. Subject to the possible application of Section 897 of the Code and the discussions below under “Possible Withholding Under Section 871(m) of the Code” and “FATCA Legislation,” you generally should not be subject to U.S. federal withholding or income tax in respect of the C-Tracks, provided that (i) income in respect of the C-Tracks is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

If you are engaged in a U.S. trade or business, and if income from the C-Tracks is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the possible application of Section 897 of the Code and the discussions below under “Possible Withholding Under Section 871(m) of the Code” and “FATCA Legislation,” if all or any portion of a C-Track were recharacterized as a debt instrument, any payment made to you with respect to the C-Track generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the C-Track is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the C-Tracks are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the C-Tracks should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the C-Tracks, possibly with retroactive effect. If withholding applies to the C-Tracks, we will not be required to pay any additional amounts with respect to amounts withheld.

Possible Withholding Under Section 871(m) of the Code

Section 871(m) of the Code requires withholding at a rate of 30% (or lower treaty rate) in respect of amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the C-Tracks (“dividend equivalents”). Regulations requiring Section 871(m) withholding on “equity linked instruments” are generally effective for instruments issued on or after January 1, 2017. However, under a recent IRS notice, the C-Tracks will not be subject to withholding under Section 871(m) until January 1, 2020. There are uncertainties regarding the application of these rules, particularly in the context of an exchange-traded instrument such as a C-Track. As a result, we may exercise our right to redeem all of the outstanding C-Tracks prior to 2020.

While a C-Track issued prior to 2017 would generally be “grandfathered” in respect of Section 871(m) withholding, because C-Tracks trade fungibly on the NYSE Arca, withholding agents may not be able to distinguish between C-Tracks issued prior to 2017 and those issued later. In addition, although we do not intend to issue additional C-Tracks, existing C-Tracks that are held by our affiliate, Citigroup Global Markets Inc., could be treated as if they were deemed to be reissued under these rules when resold to a purchaser in 2017 or later. Moreover, in some circumstances, a C-Track may be treated as terminated and reissued for U.S. federal income tax purposes, in which case it could lose its “grandfathered” status under Section 871(m). For additional detail regarding the tax consequences of a deemed retirement and reissuance see “Possible Taxable Event,” above. Accordingly, a Non-U.S. Holder may be subject to withholding under Section 871(m) beginning in 2020 if it cannot establish to the satisfaction of an applicable withholding agent that its C-Tracks are “grandfathered,” and may need to file a U.S. federal income tax return to claim any refund to which it is entitled because of the “grandfathered” status of a C-Track.

We will not pay additional amounts with respect to any withholding taxes. You should consult your tax adviser regarding the possible consequences to you under Section 871(m) in light of the issues discussed above.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the C-Tracks may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the C-Tracks.

Information Reporting and Backup Withholding

The payment of the proceeds of a taxable disposition of the C-Tracks may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions that occur after December 31, 2018, to payments of gross proceeds of the disposition (including retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. If the C-Tracks were recharacterized as debt instruments, this legislation would apply to the C-Tracks. Even if the C-Tracks are not recharacterized, FATCA may apply to payments of dividend equivalents (as defined above) under Section 871(m) of the Code. If withholding applies to the C-Tracks, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the C-Tracks.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the C-Tracks.

Prospective investors in the C-Tracks should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the C-Tracks and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013, among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc., govern the sale and purchase of the C-Tracks.

As of January 4, 2017, there were $100,000,000 aggregate stated principal amount of C-Tracks (4,000,000 C-Tracks) issued and outstanding, which includes $1,976,225 aggregate stated principal amount of C-Tracks (79,049 C-Tracks) outstanding and held by the public and $98,023,775 aggregate stated principal amount of C-Tracks (3,920,951 C-Tracks) outstanding and held by CGMI. We announced on June 15, 2015 that we do not intend to issue any additional C-Tracks. See “Risk Factors Relating to the C-Tracks—We do not intend to issue any additional C-Tracks, which may cause distortions to arise in the market for the C-Tracks.” However, CGMI may continue to sell any C-Tracks that it now holds or in the future may acquire. These include C-Tracks issued by us prior to June 15, 2015 and not yet sold to the public as well as C-Tracks previously issued by us that CGMI may repurchase from the public from time to time.

CGMI may sell C-Tracks to investors and to affiliated or unaffiliated dealers at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will not pay any commissions or underwriting fees to CGMI or to any other affiliated or unaffiliated dealers. CGMI may sell the C-Tracks to affiliated or unaffiliated dealers as principal, and such dealers may then resell C-Tracks to the public at varying prices that the dealers will determine at the time of resale. In addition, CGMI and such dealers may make a market in the C-Tracks, although they are not obligated to do so and any of them may stop doing so at any time without notice. This pricing supplement (including the prospectus supplement and prospectus) may be used by CGMI and such dealers in connection with market-making transactions. In these transactions, CGMI or such dealers may resell a C-Track covered by this pricing supplement that they acquire from us, CGMI or other holders after the original offering and sale of the C-Tracks, or they may sell a C-Track covered by this pricing supplement in short sale transactions. This pricing supplement will be deemed to cover any short sales of C-Tracks by market participants who cover their short positions with C-Tracks borrowed or acquired from our affiliates in the manner described above.

With respect to each C-Track sold to investors, CGMI and other affiliates of ours will be entitled to receive the Accrued Investor Fee and any Redemption Charge. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the C-Tracks declines.

C-Tracks may be delivered against payment therefor on a date that is more than three Business Days following the date of sale of any C-Tracks. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in C-Tracks that are to be settled more than three Business Days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The original issue date of the C-Tracks was September 16, 2014.

Dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the C-Tracks in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”), including, among other activities if dealers and other persons make short sales of the C-Tracks and may cover such short positions by borrowing C-Tracks from our affiliates or by purchasing C-Tracks from our affiliates subject to our affiliates’ obligation to repurchase such C-Tracks at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.

In order to hedge its obligations under the C-Tracks, Citigroup Inc. has entered into and will enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section

“ Risk Factors Relating to the C-Tracks—The level of the Index may be affected by our or our affiliates’ hedging and other trading activities” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the C-Tracks, either directly or indirectly, without the prior written consent of the client.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the C-Tracks. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the C-Tracks by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the C-Tracks.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the C-Tracks and related lending transactions, provided that neither the issuer of the C-Tracks nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the C-Tracks.

Accordingly, the C-Tracks may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the C-Tracks will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the C-Tracks or any interest therein will be deemed to have represented by its purchase or holding of the C-Tracks that (a) it is not a Plan and its purchase and holding of the C-Tracks is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the C-Tracks will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the C-Tracks shall be required to represent (and deemed to have represented by its purchase of the C-Tracks) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the C-Tracks on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The C-Tracks are contractual financial instruments.  The financial exposure provided by the C-Tracks is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the C-Tracks.  The C-Tracks have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the C-Tracks.

Each purchaser or holder of any C-Tracks acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the C-Tracks, (B) the purchaser or holder’s investment in the C-Tracks, or (C) the exercise of or failure to exercise any rights we have under or with respect to the C-Tracks;

(ii)     we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the C-Tracks and (B) all hedging transactions in connection with our obligations under the C-Tracks;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)    our interests are adverse to the interests of the purchaser or holder; and

(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the C-Tracks has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the C-Tracks does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any C-Tracks to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the C-Tracks if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of C-Tracks by the account, plan or annuity.

VALIDITY OF THE C-TRACKS

Restated below are the opinions of Davis Polk & Wardwell LLP, as our special products counsel, and Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., included in Pricing Supplement No. 2014—CMTNG0219/A/1 dated September 16, 2014 relating to the C-Tracks offered by that Pricing Supplement, which includes all of the C-Tracks offered by this pricing supplement:

“In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the C-Tracks offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such C-Tracks will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the C-Tracks.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the C-Tracks nor the issuance and delivery of the C-Tracks, nor the compliance by Citigroup Inc. with the terms of the C-Tracks, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the C-Tracks offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such C-Tracks and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the C-Tracks offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.”

ANNEX A

FORM OF OFFER FOR REDEMPTION

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Citigroup Global Markets Inc. (“CGMI”)

Fax: (646) 328-2816

Re:	C-Tracks Exchange-Traded Notes Miller/Howard Strategic Dividend Reinvestor Due September 16, 2024

Ladies and Gentlemen:

The undersigned beneficial owner of C-Tracks Exchange-Traded Notes Miller/Howard Strategic Dividend Reinvestor Due September 16, 2024, issued by Citigroup Inc., CUSIP No. 17322H149 (the “C-Tracks”), hereby irrevocably offers to CGMI the right to redeem, on the Redemption Date set forth herein, with respect to the number of the C-Tracks indicated below as described in the Pricing Supplement dated January 5, 2017 relating to the C-Tracks (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of C-Tracks offered for redemption (you must offer at least 50,000 C-Tracks at one time for your offer to be valid. The Trading Day immediately succeeding the date you offered your C-Tracks for redemption will be the Valuation Date applicable to such redemption. If on any Trading Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event occurs or is continuing, we may postpone the applicable Valuation Date to the next Trading Day on which there is no Market Disruption Event. However, in no event will the applicable Valuation Date be postponed for more than five Trading Days or beyond the scheduled Trading Day immediately preceding the Final Valuation Period Start Date):

[insert principal amount of C-Tracks offered for redemption by CGMI]

Applicable Valuation Date:	,	20
Applicable Redemption Date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

A-1

My C-Tracks are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your C-Tracks):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the C-Tracks specified above will not be repurchased unless (a) this Offer for Redemption, as completed and signed by the DTC Participant through which my C-Tracks are held (the “DTC Participant”), is delivered to CGMI, (b) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Valuation Date facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation, and (c) the DTC Participant instructs DTC to deliver the DVP trade to CGMI as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date. I also acknowledge that if this Offer for Redemption is received after 4:00 p.m., New York City time, on a Business Day, I will be deemed to have made this Offer for Redemption on the following Business Day.

The undersigned acknowledges that Citigroup Inc. or CGMI will not be responsible for any failure by the DTC Participant through which such undersigned’s C-Tracks are held to fulfill the requirements for redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE C-TRACKS ARE HELD AND DELIVERED TO CGMI BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

A-2

BROKER’S CONFIRMATION OF REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Citigroup Global Markets Inc. (“CGMI”)

Fax: (646) 328-2816

Re:	C-Tracks Exchange-Traded Notes Miller/Howard Strategic Dividend Reinvestor Due September 16, 2024

Ladies and Gentlemen:

The undersigned holder of C-Tracks Exchange-Traded Notes Miller/Howard Strategic Dividend Reinvestor Due September 16, 2024, issued by Citigroup Inc., CUSIP No. 17322H149 (the “C-Tracks”), hereby irrevocably offers to CGMI the right to redeem, on the Redemption Date of                                  , with respect to the number of the C-Tracks indicated below as described in the Pricing Supplement dated January 5, 2017 relating to the C-Tracks (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (a) book a delivery vs. payment trade on the applicable Valuation Date with respect to the stated principal amount of C-Tracks specified below at a price per C-Track equal to the Redemption Price, facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation and (b) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Stated principal amount of C-Tracks offered for redemption (you must offer at least 50,000 C-Tracks at one time for your offer to be valid. The Trading Day immediately succeeding the date you offered your C-Tracks for redemption will be the Valuation Date applicable to such redemption. If on any Trading Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event occurs or is continuing, we may postpone the applicable Valuation Date to the next Trading Day on which there is no Market Disruption Event. However, in no event will the applicable Valuation Date be postponed for more than five Trading Days or beyond the scheduled Trading Day immediately preceding the Final Valuation Period Start Date):

[insert principal amount of C-Tracks offered for redemption by CGMI]

DTC # (and any relevant sub-account)

A-3